    As filed with the Securities and Exchange Commission on November 1, 2006

Registration Number 333-136583

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMTA Holdings, Inc.
(Exact name of registrant as specified in its charter)

Nevada	2911	41-2145746
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7430 E. Butherus, Suite C
Scottsdale, AZ 85260
480-222-6222
(Address and telephone number of principal executive offices)

Edmond L. Lonergan
President and Chief Executive Officer
EMTA Holdings, Inc.
7430 E. Butherus, Suite C
Scottsdale, AZ 85260
480-622-2222
(Name, address and telephone number of agent for service)

Copies to:
Marc J. Ross, Esq.
Louis A. Brilleman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, New York 10018
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ _____

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐ _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

 CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	1,800,000	$2.93	$5,274,000	$564.32
Common Stock, par value $0.001(2)	4,214,286	$2.93	$12,347,857	$1,321.22
Common Stock, par value $0.001(3)	32,000	$2.93	$93,760	10.03
Total	6,046,286		$17,715,617	$1,895.57(4)

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the high and low price per share of the Registrant's Common Stock on the Over the Counter - Other as of August 9, 2006 was $2.93 per share.

(2) Represents shares issuable upon conversion of secured convertible notes. In accordance with the terms of the callable secured convertible note, the number of shares included herein was determined assuming: (i) conversion of the entire $3,000,000 principal amount under the callable secured convertible note plus accrued interest at the annual rate of 6% until maturity, or three years from the date of issuance, and (ii) a conversion price of $1.89, representing 50% of the three lowest volume weighted average prices for the common stock during the twenty trading day period ending one trading day prior to the closing date of the sale of the callable secured convertible notes. Pursuant to a registration rights agreement, the resulting number of shares was multiplied by 2.25.

(3) Represents shares issuable upon exercise of warrants.

(4) Previously paid.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated November 1, 2006

EMTA Holdings, Inc.

6,046,286 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 6,046,286 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith consists of the following shares to be issued to the selling stockholders: (i) 1,800,000 shares held by certain of our shareholders (ii) up to 4,214,286 shares issuable upon conversion of convertible notes, and (iii) 32,000 shares issuable upon the exercise of warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the cash exercise, if any, of warrants to purchase 32,000 shares of common stock. All costs associated with this registration will be borne by us.

The selling shareholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

Our shares are currently traded in the “Pink Sheets.” An application will be filed with the National Association of Securities Dealers (NASD) for the trading of our common stock on the OTC Bulletin Board, but there is no assurance that our common stock will be quoted on the OTC Bulletin Board or any stock exchange. We have not entered into a formal arrangement with any party with respect to the filing of this application.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is ________, 2006

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. EMTA Holdings, Inc. is referred to throughout this prospectus as "EMTA," "we" or "us."

General

We are an energy conservation company engaged in the research development, manufacturing and distribution of a variety of products that improve overall energy efficiency with a specific concentration on petroleum based energy sources. Our products include gasoline, oil and diesel additives for engines and other transportation-related fluids and industrial lubricants.

For the first quarter ended June 30, 2006 we had an operating loss of $24,774,965 and for the fiscal years ended March 31, 2006, 2005 and 2004 we had net operating losses of $5,132,298, $1,524,541 and $488,100, respectively. At June 30, 2006 and March 31, 2006, we had accumulated deficits of $32,322,850 and $7,547,885, respectively.

Recent Developments

Financing

On April 28, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $3,000,000 in secured convertible notes (the "Notes") and seven-year warrants (the "Warrants") to purchase 7,000,000 shares of our common stock at $2.50 per share. We received the first installment of $800,000 and issued the warrants on April 28, 2006. Additional funds in the amount of $700,000 and $300,000 were advanced on August 17, 2006 and October 26, 2006, respectively. The balance of $1,200,000 will be advanced upon effectiveness of the registration statement. The notes mature three years from their date of issuance, if not earlier converted or called by the Company. The Company may call the notes at any time prior to notice of conversion at a rate of 120%, 130% and 140% at any time during the up to the 30 day of issuance, 31 to 60 day of issuance and more than 60 days from issuance, respectively. The Notes bear interest at 6% and are convertible into shares of our common stock at any time, at the investors' option, at 50% of the average of the lowest three intra-day trading prices during the 20 trading days immediately prior to the conversion date. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes. The number of shares included in the registration statement was based on a stock price of $1.89, representing 50% of the average of the lowest three lowest volume weighted average prices for the Common Stock during the 20 trading days ending the day before April 28, 2006, which was the date we entered into the securities purchase agreement. If, as a result of the declining price of our common stock, we will be required to register additional shares, we will do so in a separate registration statement.

The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

On August 9, 2006, we amended the agreement with the four investment funds, to provide for the inclusion in the registration statement of which this prospectus forms a part of up to 1,800,000 shares held by certain of our current shareholders. In addition, we agreed to amend the terms of the Warrants to provide, in the event that the price of our common stock falls below $2.00, for a reduction of the exercise price based on the then current market price of our common stock every 15 days for a period of 60 days following effectiveness of the registration statement. We further agreed to issue to these entities seven-year warrants to purchase an additional 5,000,000 shares of our common stock at $2.50 per share as payment for our failure to have the registration statement filed by June 27, 2006.

Our principal executive office is located at 7430 E. Butherus, Suite C, Scottsdale, AZ 85260. Our phone number at that address is 480-222-6222 .

This Offering

Shares offered by Selling Stockholders	Up to 6,046,286 shares, including 4,214,286 shares issuable upon conversion of secured convertible notes and 32,000 shares issuable upon exercise of warrants

Common Stock to be outstanding after the offering	37,263,290*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

* Based on the current issued and outstanding number of shares of 31,217,004 as of October 31, 2006, and assuming issuance of all shares underlying the secured convertible notes and the warrants registered herewith, the number of shares offered herewith represents approximately 19% of the total issued and outstanding shares of common stock.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated statements of operations data for each of the years ended March 31, 2004, 2005 and 2006 and the selected consolidated balance sheet data as of March 31, 2005 and 2006 have been derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The selected consolidated statements of operations data for the years ended March 31, 2002 and 2003 and the selected consolidated balance sheet data at March 31, 2002, 2003 and 2004 have been derived from our consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the years ended March 31, 2002 and 2003 and the selected consolidated balance sheet data as of March 31, 2002, 2003 and 2004 have not been audited. Our historical results are not necessarily indicative of the results that may be expected in the future. The summary consolidated statements of operations data for the three months ended June 30, 2005 and 2006 and the balance sheet data as of June 30, 2006 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and include all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of the results of the interim periods.

	Year Ended March 31,					Three Months Ended June 30,
	2002	2003	2004	2005	2006	2005	2006
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Revenues	$12,853	$147,586	$292,937	$645,336	$562,779	$316,116	$517,253
Cost of revenues	4,762	115,432	176,061	349,101	259,433	174,362	119,620
Gross profit	8,091	32,154	116,876	296,235	303,346	141,754	397,633
Operating expenses:
Research and development (1)	-	-	58,040	269,337	1,181,487	72,284	81,774
Selling, general and administrative (1)	28,947	379,877	459,676	1,474,241	4,249,254	766,795	376,620
Total operating expenses	28,947	379,877	517,716	1,743,578	5,430,741	839,079	458,393
Loss from operations	(20,856)	(347,723)	(400,840)	(1,447,343)	(5,127,395)	(697,325)	(60,760)
Interest expense	-	(17,582)	(87,642)	(71,198)	(6,123)	(5,451)	(18,560)
Change on conversion share liability	-	-	-	-	-	-	(951,467)
Cost of curing loan default	-	-	-	-	-	-	(23,749,072)
Other income (expense), net	-	500	382	(6,000)	1,220	620	4,894
Net loss	$(20,856)	$(364,805)	$(488,100)	$(1,524,541)	$(5,132,298)	$(702,156)	$(24,774,965)

Net loss per common share: basic and diluted (2)	$(0.00)	$(0.02)	$(0.03)	$(0.07)	$(0.18)	$(0.03)	$(0.79)
Weighted average shares outstanding: basic and diluted	18,277,317	18,277,317	18,277,317	21,165,290	27,791,574	26,494,173	31,217,004
Selling, general and administrative	$-	$-	$-	$412,000	$1,715,400	$-	$-

(1)  Includes the following stock-based compensation charges for employees and service providers.
(2) See Note 10 to our consolidated financial statements for a description of the method used to compute basic net loss per share and number of shares used in computing historic basic net loss per share.

	As of March 31,					As of June 30,
	2002	2003	2004	2005	2006	2006
	(unaudited)	(unaudited)	(unaudited)			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,365	$1	$10,433	$230,409	$9,816	97,985
Working capital (deficit)	2,932	(286,341)	(238,821)	481,687	(813,050)	(1,274,425)
Total assets	29,395	13,923	95,835	780,267	1,520,153	1,701,072
Total liabilities	14,245	288,236	424,661	377,846	2,294,243	2,869,054
Total stockholders’ equity (deficit)	15,151	(274,313)	(328,826)	402,421	(774,090)	(1,167,982)

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have a limited operating history, which may make it difficult to evaluate our likelihood of success.

We have a limited operating history. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. No assurance can be given that we will be able to operate on a profitable basis.

We have incurred significant losses to date and expect to continue to incur losses.

During the first quarter ended June 30, 2006 we incurred a loss of $24,774,965 and during the fiscal years ended March 31, 2006 and 2005 we incurred net operating losses of approximately $5,127,395 and $1,447,343, respectively. At June 30, 2006 we had an accumulated deficit of approximately $32,322,850. We expect to continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

If we are unable to obtain additional funding, we may have to reduce our business operations.

Although we have entered into securities purchase agreements providing for a $3,000,000 million financing, of which we have received $1,800,000 to date, we will likely be required to raise additional financing. We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products that we will require approximately $3,000,000 to satisfy our operations and capital requirements for the next 12 months. Therefore, if we are unable to commence marketing of our products in the near future, we will be required to seek additional financing. We will also require additional financing to expand into other markets and further develop our products. We have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;
•	competing technological and market developments;
•	our ability to establish additional collaborative relationships; and
•	the effect of commercialization activities and facility expansions if and as required.

We have limited financial resources and to date no positive cash flow from operations. There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors.

Our success depends on our ability to attract and retain collaborative partners over whom we have limited control.

Our business will likely depend on our ability to enter into arrangements with entities that manufacture and produce, market and distribute our products. We are planning to try to have our partners assume the obligation to manufacture, market and distribute the resulting products. Consequently, our success depends upon our partners' ability to perform these tasks. There can be no assurance that we will be able to establish necessary arrangements on favorable terms, or at all, or that collaborative agreements will be successful.

As we currently purchase all of our product supply requirements from outside sources and have no in-house product manufacturing capability, any business complications arising with either our supplier or with our supplier relationship could create adverse consequences to the adequate supply of our products.

We currently contract with outside specialty chemical manufacturing companies for the production and supply of 100% of our product needs, including Dover Chemical Corporation and Camco Chemical Company. We have no in-house product manufacturing capability and, therefore, are exposed to potential product supply disruptions caused by adverse business circumstances with our supplier (for example, raw material shortages, plant breakdowns and other adverse circumstances affecting the supply of our products from this supplier). There can be no assurances that, in the event of a supply disruption, we would be able to quickly contract with another manufacturer for the continued supply of our products. We, therefore, could lose sales for an extended period of time.

Loss of Ed Lonergan, our President, could impair our ability to operate.

If we lose our key employee, Ed Lonergan, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified management and sales personnel. We are highly dependent on our management, in particular, Ed Lonergan, our President, who is critical to the development of our technologies and business. In addition, Mr. Lonergan has his own consulting firm and, as a result, he spends approximately 85% of his time working for us. The loss of his services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. The Company has recently applied for key man life insurance which is not yet effective.

Products developed by our competitors could reduce the sales of our products, thereby severely impacting our ability to meet our sales goals or to continue operations.

We may face competition from companies that are developing and marketing products similar to those we are developing and marketing. The petroleum/fossil fuels industry has spawned a large number of efforts to create technologies that help improve the performance of internal combustion engines and reduce harmful emissions. These companies may have significantly greater marketing, financial and managerial resources than us. We cannot assure investors that our competitors will not succeed in developing and distributing products that will render our products obsolete or non-competitive. Generally, such competition could potentially force us out of business.

Our products are designed for use in internal combustion engines and the development of alternative engine design and technology could severely reduce the market for our products.

Our products are designed for, and marketed to, customers utilizing internal combustion engines. Significant efforts now exist to develop alternatives to internal combustion engines. In addition, the regulatory environment is becoming increasingly restrictive with regard to the performance of internal combustion engines and the harmful emissions they produce. If alternatives to internal combustion engines become commercially viable, it is possible that the potential market for our products could be reduced, if not eliminated.

If we are unable to protect our technology from use by competitors, there is a risk that we will sustain losses, or that our business could fail.

Our success will depend, in part, on our ability to enforce intellectual property protection for our technology in both the United States and other countries. We have taken steps to protect our intellectual property through secrecy agreements relating to the formula of our products. Other parties may copy or reverse engineer our formula, and the law may provide not effective legal or injunctive remedies to stop any infringement of our intellectual property. In addition, we cannot assure investors that any rights owned by us will not be challenged, invalidated or circumvented, or that our competitors will not independently develop or technologies that are substantially equivalent or superior to our technology. If we are forced to defend our intellectual property in court, well-funded adversaries could use such actions as part of a strategy for depleting the resources of a small company such as ours. We cannot assure investors that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought.

Because of the nature of our products, we may be subject to government approvals and regulations that reduce our ability to commercialize our products, increase our costs of operations and decrease our ability to generate income.

We are subject to United States and international laws and regulations regarding the products we sell. There is no single regulatory authority to which we must apply for certification or approval to sell our products in the United States, or outside its borders. Any changes in policy or regulations by regulatory agencies in countries in which we intend to do business may cause delays or rejections of our attempts to obtain necessary approvals for the sale of our products.

There can be no assurance that we will obtain regulatory approvals and certifications for our products in all of the markets we seek to conduct business. Even if we are granted such regulatory approvals and certifications, we may be subject to limitations imposed on the use of our products. In the future, we may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. We cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase our cost of operations or decrease our ability to generate income.

We create products that may have harmful effects on the environment if not stored and handled properly prior to use, which could result in significant liability and compliance expense.

The blending of base fuels with our current or future products involves the controlled use of materials that could be hazardous to the environment. We cannot eliminate the risk of accidental contamination or discharge to the environment of these materials and any resulting problems that occur. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. Although we do not manufacture or store our products, we may be named a defendant in any suit that arises from the improper handling, storage or disposal of these products. We could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these materials. Claimants may sue us for injury or contamination that results from use by third parties of our products and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive and current or future environmental regulations may impair our research, development and sales and marketing efforts. Although we carry product and general liability insurance with limits we deem sufficient, there can be no assurance that an event, or series of events, will not occur that will require, in the aggregate, resources in excess of these limits.

Even if we are able to commercialize our products, they may not gain market acceptance.

Whether or not any our products gain market acceptance, as well as the degree of market acceptance of any of our products, will depend on a number of factors, including:

•	establishment and demonstration of usefulness and safety;
•	cost-effectiveness of the products;
•	their potential advantage over alternative products ;
•	marketing and distribution support for the products

The success of other products in our market segment in establishing the market, their pricing, their efficiency or other potential advantages or disadvantages, will very likely have a major impact on the success of our product. If our products do not achieve significant market acceptance, our business, financial condition and results of operations will be harmed.

Our lack of marketing and sales experience means that we must rely on the efforts of others to commercialize our products.

We have limited marketing, sales and distribution capability. We have entered into arrangements with third parties to market and sell most of our products. We may not be able to enter into marketing and sales arrangements with others on favorable terms, if at all. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others and which efforts may not be successful. If we are unable to enter into satisfactory third-party arrangements, then we must develop a marketing and sales force, which may need to be substantial in size, in order to achieve commercial success for any product. We may not successfully develop or obtain the necessary marketing and sales experience or have sufficient resources to do so. If we fail to establish successful marketing and sales capabilities or to enter into successful marketing arrangements with third parties, our business, financial condition and results of operations will be materially adversely affected.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The availability of a large number of authorized but unissued shares of common stock may, upon their issuance, lead to dilution of existing stockholders.

We are authorized to issue 250,000,000 shares of common stock, of which as of September 25, 2006, 31,217,004 shares are issued and outstanding. We also have outstanding secured convertible notes and warrants to purchase 4,214,286 and 12, 032,000 shares of common stock, respectively. Assuming conversion and exercise of these instruments, we will be left with more than 202,000,000 authorized shares that remain unissued. In general, these shares may be issued by our Board of Directors without further stockholder approval. The issuance of large numbers of shares, possibly at below market prices, is likely to result in substantial dilution to the interests of other stockholders. In addition, issuances of large numbers of shares may adversely affect the market price of our common stock.

The lower the stock price, the greater the number of shares issuable under the convertible notes.

On April 28, 2006, we entered into an agreement for the sale of an aggregate of $3,000,000 in secured convertible notes and seven-year warrants to purchase 7,000,000 shares of our common stock at $2.50 per share. The convertible notes bear interest at 6% and are convertible into shares of our common stock at any time, at the investors' option, at 50% of the average of the lowest three intra-day trading prices during the 20 trading days immediately prior to the conversion date. Therefore, the number of shares issuable upon conversion of the convertible notes is determined by the market price of our common stock prevailing at the time of each conversion. The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that holders of those shares will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our stockholders to greater dilution and a reduction of the value of their investment.

If we default in our obligations under the convertible Notes, we may lose our assets.

The convertible notes may be converted into shares of our common stock at the option of the holders. If the holders of the convertible notes elect not to convert the notes into shares of common stock, we will be required to make all payments thereunder in cash. Our obligations under the convertible notes are secured by substantially all of our assets. Therefore, to the extent that we have insufficient cash on hand to make payments under the convertible notes when due, the holders of the notes have a right to declare a default and foreclose on our assets that were pledged as collateral. If the holders of the convertible notes gain possession of our assets as a result of such foreclosure proceedings, we will be forced to seize our operations and your investment in our securities will be rendered worthless.

Risks relating principally to our common stock and its market value:

There is a limited market for our common stock, which may make it more difficult for you to dispose of your stock.

Our common stock has been quoted on the Pink Sheets under the symbol "EMHD.PK" since April 5, 2006. There is a limited trading market for our common stock. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;
•	additions or departures of key personnel;
•	sales of our common stock;
•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our common stock is deemed to be penny stock with a limited trading market.

Our common stock is currently listed for trading on the Pink Sheets which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Further, our securities are subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years).

Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i)   insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds from the cash exercise, if any, of the warrants. Those proceeds, if any, will be used for advertising and sale promotion, general operations of the business, Company expansion, and research and development of existing and potential future products.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our condensed consolidated financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Overview

We are an energy conservation chemical company focused on the development and commercialization of automotive and trucking additives to improve mileage, reduce wear and promote ecologically sound environmental practices. One of these products, XenTx ™ , is being marketed through automotive and retail outlets as an engine treatment that reduces friction and wear on engine parts and improves gas mileage. We are developing related products of the XenTx family that improve transmission operations, a spray lubricant, and a gas fuel additive which we expect to introduce in the second quarter of fiscal 2007.

With our acquisition of White Sands, L.L.C. on March 31, 2006, we acquired a recently approved diesel fuel additive for the commercial trucking industry. By adding a relatively small amount of Clean Boost to the fuel tank of a large diesel truck, fuel economy is improved and engine wear reduced. This product was reviewed by the Environmental Protection Agency (“EPA”) and we received registration number 201920001 for this product. Prior to the acquisition of White Sands, White Sands had made sales of a prior product in the amounts of $221,734, $313,289 and $87,101, for the years ended March 31, 2004, 2005 and 2006, respectively. Sales had decreased and their then current product was not competitive with other products on the market. The Company had no other products in process at the time of its acquisition by EMTA and had only completed the EPA testing for the new Clean Boost product shortly prior to the acquisition. White Sands had not produced any of the new product.

As an expansion of the White Sands Clean Boost product, after the acquisition we are currently preparing for controlled testing under EPA and Texas State Environmental Protection Agency supervision a refined diesel fuel additive that reduces diesel fuel emissions that will to be in compliance with the mandated Texas emission standard. If successful, this will be one of the first such approved processes in the United States. This product would be applicable to the refining process in other states where similar clean air standards are being developed.

Our research staff and consultants continue to improve existing products and evaluate new products for environmental benefit and economic viability. Also, we continue to evaluate potential acquisitions whose products would compliment our current products and environmentally responsible corporate philosophy.

Our goal is to develop and market automotive and industrial products that benefit the user, improve air quality and improve engine life and efficiency.

Accounting Treatment

On March 31, 2006 EMTA Holdings, Inc. (formerly Omni Alliance Group, Inc.) acquired EMTA Corp., Inc. in consideration for the issuance to EMTA Corporation’s shareholders of 30,828,989 shares of EMTA Holdings, Inc. common stock. The acquisition of was accounted for as a reverse merger in which EMTA Corporation was the accounting acquirer and EMTA Holdings, Inc. was the legal acquirer. As a result, the financial statements of EMTA Corp. became our financial statements. Prior to this transaction, EMTA Holdings, Inc. had been a non-reporting public shell in search of an acquirer or business to acquire. Prior to this acquisition, EMTA Corporation was a privately held company.

Business Segments

For financial reporting purposes, our business has only one segment and we develop, manufacture and sell petroleum energy conservative products to owners of private and commercial vehicles. These products are designed to extend engine life, promote fuel efficiency and reduce emissions. At March 31, 2006, we were marketing only one product and sales were predominantly in the United States of America. Subsequent to March 31, 2006, we expanded into the retail market in Canada through a major Canadian automotive retailer and have also begun sales in Mexico through a major retailer and an automotive parts retailer.

The XenTx Engine Treatment is added to the crankcase, adheres to the metal parts and reduces friction, wear and extends oil life. Also since year end we have expanded our penetration of the retail and automotive parts business by adding numerous national, regional and local outlets resulting in the sale of additional products.

Subsequent to our most recent fiscal year end we introduced several new products that we anticipate bringing to market within the next 60 days. All of these products are in the same industry segment. These products include XenTx transmission treatment, XenTx fuel treatment, XenTx lubricating aerosol spray and a diesel fuel additive named Clean Boost with an EPA license number 201920001. We continue to develop and test the Clean Boost LE (low emissions) product for diesel engines that reduces emissions when combined with standard diesel fuel.

Quarterly Results May Fluctuate

We anticipate that our quarterly results of operations will fluctuate for several reasons, including:

•	the timing and extent of our research and development activities to introduce new products;
•	the timing and outcome of our applications and testing to acquire regulatory approval for our products where necessary;
•	the timing and extent of our adding new employees and building infrastructure;
•	the timing of any license fees, or royalty payments that we may be required to pay in the future; and
•	seasonal influences on the sale of certain automotive products sold primarily during the non-winter season.

In addition, raw materials and manufacturing costs may fluctuate based on raw material availability, manufacturing volume, shipping methods and packaging processes.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of the financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported net sales and expenses during the reporting periods.

The accounting policies discussed below are considered by our management to be critical to an understanding of our financial statements because their application depends on management’s judgment, with financial reporting results relying on estimates and assumptions about the effect of matters that are inherently uncertain. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on personal and historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. For all of these policies, management cautions that future events rarely develop exactly as forecast and that best estimates routinely require adjustment. Accordingly, actual results may differ from our estimates under different assumptions or conditions and could materially impact our financial condition or results of operations.

While our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing at the end of this prospectus, we believe that the following accounting policies are the most critical to aid the reader to fully understand and evaluate our reported financial results.

Revenue Recognition

Revenues are recognized at the time of shipment of products to customers, or at the time of transfer of title, if later, and when collection is reasonably assured. All amounts in a sales transaction billed to a customer related to shipping and handling are reported as revenues.

Provisions for sales discounts and rebates to customers are recorded, based upon the terms of sales contracts, in the same period the related sales are recorded, as a deduction to the sale. Sales discounts and rebates are offered to certain customers to promote customer loyalty and encourage greater product sales.

Inventories

Inventories are stated at the lower of cost or market value. Cost of inventories is determined by the first-in, first-out (FIFO) method. Obsolete or abandoned inventories are charged to operations in the period that it is determined that the items are not longer viable sales products. The cost of products produced in the development and experimental stages are expensed as incurred until it is determined that the product is both salable and a viable commercial product.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This standard requires that such items be recognized as current-period charges. The standard also establishes the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Any unallocated overhead must be recognized as an expense in the period incurred. This standard is effective for inventory costs incurred starting January 1, 2006. The company does not believe the adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

Equipment and Depreciation

The equipment and computers used by the Company are used in the sales, marketing and administrative functions of our operations and as such depreciation is included in operating expenses. During the periods presented, the Company did not provide manufacturing assets to its suppliers and therefore no depreciation is included in the cost of goods sold.

Valuation of Intangible Assets

Our intangible assets include trademarks, product rights, technology rights, and governmental license, all of which are accounted for based on Financial Accounting Standard Statement No. 142 Goodwill and Other Intangible Assets (“FAS 142”). As described below, intangible assets that have indefinite useful lives are not amortized but are tested at least annually for impairment or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with limited useful lives are amortized using the straight-line method over their estimated period of benefit.

We will undertake an annual impairment analysis of all intangible assets. Trademarks, product rights and technology rights developed by us are carried a no value on the books of the Company. On March 31, 2006 the Company acquired White Sands, L.L.C. and its completed registration process from the Environmental Protection Agency (“EPA”) for its Clean Boost diesel fuel additive, as required for sale of products to the trucking and related industries. This was the major asset acquired in the transaction and will be amortized on a straight line basis over its estimated useful life of seven years. This license will be evaluated annual for impairment. Impairment exists if the carrying amount is less than its estimated fair value, resulting in a write-down equal to the difference between the carrying amount and the estimated fair value.

We have made no impairment adjustments to recorded intangible assets. Our carrying value of intangible assets at March 31, 2006 was $887,055. No intangible assets with an assigned value existed prior to March 31, 2006. The value recorded for intangible assets represent fair value calculated by accepted valuation methods. Such valuations require critical estimates and assumptions derived from and which include, but are not limited to: (i) estimated cash flows, (ii) discount rates, (iii) patent expiration information, (iv) terms of license and registration agreements, and (v) expected timelines and costs to complete any in-process research and development projects to commercialize our products.

Impairment Testing

Our impairment testing is calculated at the reporting unit level. Our annual impairment test has two steps. The first identifies potential impairments by comparing the fair value of the reporting unit with its carrying value. If the fair value exceeds the carrying amount, intangible assets are not impaired and the second step is not necessary. If the carrying value exceeds the fair value, the second step calculates the possible impairment loss by comparing the implied fair value of intangible assets with the carrying amount. If the implied fair value of intangible assets is less than the carrying amount, a write-down is recorded. Impairment would result in a write-down of the intangible asset to its estimated fair value based on the discounted future cash flows. The impairment test for the intangible assets is performed by comparing the carrying amount of the intangible assets to the sum of the undiscounted expected future cash flows.

In accordance with SFAS 144, which relates to impairment of long-lived assets, impairment exists if the sum of the future undiscounted cash flows is less than the carrying amount of the intangible asset or to its related group of assets. Impairment would result in a write-down equal to the difference between the carrying amount and the estimated fair value of the reporting unit. Fair values can be determined using income, market or cost approaches.

We predominately use a discounted cash flow model derived from internal budgets in assessing fair values for impairment testing. Factors that could change the result of our impairment test include, but are not limited to, different assumptions used to forecast future net sales, expenses, capital expenditures, and working capital requirements. In addition, selection of a risk-adjusted discount rate on the estimated undiscounted cash flows is susceptible to future changes in market conditions, and when unfavorable, can adversely affect our original estimates of fair values. In the event that our management determines that the value of intangible assets have become impaired using this approach, we will record an accounting charge for the amount of the impairment. We recognized no impairment losses during the year ended March 31, 2006.

Purchased In-Process Research and Development

We account for purchased in-process research and development, or IPR&D, in accordance with pronouncements as follows:

•	FASB Statement of Financial Accounting Standards No. 2, Accounting for Research and Development; and
•	FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method .

Generally, purchased in-process research and development is distinguished from developed technology based upon whether the IPR&D projects are measurable, have substance, and are incomplete. IPR&D represents the portion of a purchase price of an acquisition related to research and development activities that have not demonstrated technological feasibility and do not have alternative future uses. IPR&D projects that have not been granted EPA approval or that are determined to be otherwise commercially viable are classified as being incomplete, and as such the associated costs are expensed as incurred.

Valuation of Derivative Instruments

We generally do not use derivative financial instruments to hedge exposures to cash-flow risks that may affect the fair values of our financial instruments. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to our common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within our control. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to gain value at the close of each reporting period. We have issued warrants in conjunction with the private placement of some of our common stock. These warrants have an exercise price of $2.50 per share and were issued when estimated market value was approximately $1.00 per share.

Stock-Based Compensation

We account for stock-based awards to employees and non-employees using the accounting provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 —Accounting for Stock-Based Compensation, which provides for the use of the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation. Shares of common issued in connection with acquisitions are also recorded at their estimated fair values. The fair value of equity securities is determined by management based upon recent private stock sales to third parties.

In December 2004, the FASB revised its SFAS No. 123 (“SFAS No. 123R”). The revision establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services, particularly transactions in which an entity obtains employee services in share-based payment transactions. The revised statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which the employee is required to provide service in exchange for the award. The provisions of the revised statement are effective for financial statements issued for the first interim or annual reporting period beginning after June 15, 2005, with early adoption encouraged.

We recorded stock-based compensation of $1,715,400 in the year ended March 31, 2006, which was related to employee and non-employee service grants and awards. We recorded stock-based compensation of $142,000 in the year ended March 31, 2005, which was related to employee and non-employee service grants and awards. There was no recorded stock-based compensation in the year ended March 31, 2004.

Income Taxes

We incurred net operating losses for the years ended March 31, 2006, 2005, 2004, and consequently did not, or will not be required to, pay federal or foreign income taxes, but we did pay nominal state taxes in states where we have operations. We have a federal net operating loss carryover of approximately $6,656,839 as of March 31, 2006, which expires through 2026. The Company does not believe it is subject to the various Section 382 limitations.

Under Section 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation” as defined, there are annual limitations on the amount of the net operating loss and other deductions, which are available to us. Due to the reverse acquisition transactions and purchases in which we have engaged in recent years, we do not believe that the use of these net operating losses will be significantly limited.

However, the utilization of our net operating loss carryforwards may be limited in the future if we experience a change in ownership of more than 50% within any twelve month period subsequent to the last change in ownership of March 31, 2006. Accordingly, our net operating loss carryforward available to offset future federal taxable income arising before such ownership changes may be further limited.

Our ability to realize our deferred tax assets depends on our future taxable income as well as the limitations on usage discussed above. For financial reporting purposes, a deferred tax asset must be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized prior to its expiration. Because we believe the realization of our deferred tax assets is uncertain, we have recorded a valuation allowance to fully offset them.

Sales and Marketing

We sell our products through retailers, auto parts suppliers, our web site, and direct sales through sales representatives to commercial customers. We sell our retail and commercial product through our sales force and through independent sales representatives.

We participate with retailers in advertising campaigns, marketing promotions and other direct and indirect marketing techniques to promote and sell the products. We expense the cost of these advertising efforts as incurred. We also incur commissions on substantial all sales. Commissions are paid our in house sales staff as well as the outside sales representatives at rates ranging from 1.5 to 11.5% of gross sales.

Results of Operations

Three Months Ended June 30, 2006 Compared to the Three Months Ended June 30, 2005

Net Sales. Our net sales for the three months ended June 30, 2006 were $517.253, an increase of $201,137, or 64%, from the three months ended June 30, 2005. The increase in our consolidated net sales for the three months ended June 30, 2006 reflected the sale of data and documentation pursuant to EPA guidelines for $175,000 and the remaining $26,137 increase in the sales represented increased sales of the XenTx Engine Treatment. The Company did not bring its other products to market during this 1 st quarter of 2007. The increase from the prior year was as a result of the Company’s marketing strategy changes to seek the retail outlets that would produce the greatest volumes and changes in product branding strategy.

Cost of Sales. Our cost of sales for the three months ended June 30, 2006 was $119,619, or 23% of net sales, compared to $174,362, or 55% of net sales, during the three months ended June 30, 2005. The sale of the data during the quarter ended June 30, 2006 had no book cost to the Company since the cost of the data had been expensed in prior periods in accordance with GAAP requirements. After adjusting for the data sale the ratio of cost of sales to net sales for the three months ended June 30, 2006 was 34%. This represented a decrease in cost of $54,743, and an increase in our gross profit percentage of 21%, over the three months ended June 30, 2005. The Company attributes this increase in gross profit to the larger order sizes we have been able to order and therefore take advantage of greater cost savings on the larger production run of the XenTx Engine Treatment.

Research and Development Expenses. Our research and development costs were $81,774 for the three months ended June 30, 2006, an increase of $9,490, or 13%, over the three months ended June 30, 2005. $5,400 of this increase was attributable to work on the Clean Boost products fir White Sands, L.L.C. which was not a part of the consolidated group at June 30, 2005. The balance was attributable to the development on the other products being completed by EMTA Corporation.

Selling, General and Administrative Expenses. Our selling, general and administrative expenses were $343,705 for the three months ended June 30, 2006, a decrease of $422,876, from the June 30, 2005 results. During the three months ended June 30, 2006 compared to the same period a year earlier media advertising costs were $300,810 less, the costs of display materials were $85,728 less and sales commissions were $33,826 less. However, we expect that our general and administrative expenses to increase as we hire new personnel and build up the corporate infrastructure necessary for the management of our business. The costs associated with being a public company will also increase our general and administrative expenses.

Depreciation and Amortization. Depreciation and amortization increased as a result of starting amortization on the intangible asset at the rate of $31,680 per quarter on a straight line basis. Also depreciation increased by $1,020 over the expense for the three months ended June 30, 2005 as a result of adding additional office equipment.

Interest and Other Expense

Interest Expense, net. During the three months ended June 30, 2006, the interest expense increased from $5,451 a year ago to $18,560 as a result of the interest accrued on the convertible notes $8,285 and the amortization of loan discount of $9,649 related to those notes

Change in conversion share liability. For the three months ended June 30, 2006 the Company incurred an expense of $951,476 to record the conversion feature of the convertible notes closed on April 29, 2006.

Cost of curing loan default. In conjunction with the curing of the default on the convertible notes, the Company granted the lender 5,000,000 warrants at an exercise price of $2.50 per share. As described in the financial statements for the three months ended June 30, 2006 this incurred an expense of $24,749,072 to adjust the grant to the fair value.

Year Ended March 31, 2006 Compared to the Year Ended March 31, 2005

Net Sales. Our net sales for the year ended March 31, 2006 were $562,779, a decrease of $82,557, or 13%, from the year ended March 31, 2005. The decrease in our consolidated net sales for the year ended March 31, 2006 reflected the termination of a bulk commercial sales contract that accounted for approximately $245,000 in sales in the year ended March 31, 2005, marketing discounts, credit for joint retailer advertising and promotional costs and the increase in retail sales to offset some of the lost commercial revenue. The decrease from the prior year was as a result of the Company’s marketing strategy changes to seek the retail outlets that would produce the greatest volumes and changes in product branding strategy.

Cost of Sales. Our cost of sales for the year ended March 31, 2006 was $259,433, or 46% of net sales, compared to $349,101, or 54% of net sales, during the year ended March 31, 2005. This represented a decrease in cost of $89,669, and an increase in our gross profit percentage of 8%, over the year ended March 31, 2005.

Research and Development Expenses . Our research and development costs were $1,181,487 for the year ended March 31, 2006, an increase of $912,150, or 339%, over the year ended March 31, 2005. This increase included approximately $978,000 in testing and research costs of the XenTx product for use in commercial applications compared to no such development costs for the same period last year. Other research and development costs related to both the existing product and new products coming on line after March 31, 2006. While the Company believes that it has recorded all of the cost related to commercial application it will continue to incur significant research and development costs in the development, analysis, testing and permitting of new products.

Selling, General and Administrative Expenses . Our selling, general and administrative expenses were $4,234,223 for the year ended March 31, 2006, an increase of $2,815,468, from the March 31, 2005 results. This increase was a result of the increase in non-cash stock compensation of $973,400 to attract and retain qualified personnel and $330,000 from increase in non-cash compensation for services. Other increases were the result of the Company adding staff in the areas of sales, administrative and research positions employees, expenses and reimbursed expenses of sales reps and the redirection of our sales and commission structure to incentivize sales representatives and growth of our corporate infrastructure to support an anticipated increase in our business activities. We expect that our general and administrative expenses will continue to increase as we hire new personnel and build up the corporate infrastructure necessary for the management of our business. The costs associated with being a public company will increase our general and administrative expenses.

Interest Expense, net . During the year ended March 31, 2006, the interest expense decreased by $65,075 primarily as a result of the conversion of debt to common stock. During the year, $324,400 of debt was converted to common stock.

Year Ended March 31, 2005 Compared to the Year Ended March 31, 2004

Net Sales . Our net sales for the year ended March 31, 2005 were $645,336, an increase of $352,399, or 120%, from the year ended March 31, 2004. This increase was attributable in part to a change in management after the death of the president and principal shareholder and the October 1, 2004 reverse acquisition with new management being put in place with appropriate compensation levels and redirection of the sales efforts away from the boutique retailers to place more emphasis on the mass marketing retailers and greater volume.

Cost of Sales. Our cost of sales for the year ended March 31, 2005 was $349,101, or 54% of net sales, compared to $176,061, or 60% of net sales, during the year ended March 31, 2004. This represented a decrease in relative costs and a decrease of 6%, over the year ended March 31, 2004.

Research and Development Expenses . Our research and development costs were $269,337 for the year ended March 31, 2005, an increase of $211,297, or 364%, over the year ended March 31, 2004. Some of this research and development costs related to both the existing product and new products coming on line after March 31, 2006. The Company will continue to incur significant research and development costs in the development, analysis, testing and permitting of new products.

Selling, General and Administrative Expenses . Our selling, general and administrative expenses were $1,418,755 for the year ended March 31, 2005, an increase of $968,669 from the March 31, 2004 results. This increase was a result of the increase in non-cash stock compensation of $142,000 to attract and retain qualified personnel and $270,000 from increase in non-cash compensation for services. Other increases were the result of the Company becoming more mature and self sufficient, change in management, and development of a full time staff.

Interest Expense, net . During the year ended March 31, 2005, the interest expense decreased by $16,444 primarily as a result of the conversion of debt to common stock. During the year, $1,690,462 of debt was converted to common stock.

Year Ended March 31, 2004 Compared to the Year Ended March 31, 2003

Net Sales . Our net sales for the year ended March 31, 2004 were $292,937, an increase of $145,351, or 98%, from the year ended March 31, 2003. This increase was attributable to an increase in distribution to retail outlets during 2003 and 2004 with an associated increase in sale volume.

Cost of Sales . Our cost of sales for the year ended March 31, 2004 was $176,061, or 60% of net sales, compared to $115,432 , or 78% of net sales, during the year ended March 31, 2003. This represented a decrease in relative costs and an increase of 18%, over the year ended March 31, 2003

Research and Development Expenses . Our research and development costs were $58,040 for the year ended March 31, 2004, compared to none in the prior year.

Selling, General and Administrative Expenses . Our selling, general and administrative expenses were $452,086 for the year ended March 31, 2004, an increase of $77,046 from the March 31, 2003 results. There was no non-cash stock compensation for the period.

Interest Expense, net . In the twelve month periods ended March 31, 2004, our net interest expense was $87,642, an increase of $70,060 over the year ended March 31, 2003. The increase is due primarily to interest relating to the debt added during late 2003 and early 2004 fiscal years.

Liquidity and Capital Resources

Since our inception, we have incurred significant losses and, as of June 30, 2006, we had a retained deficit of $32,322,850. We have not yet achieved profitability. We expect that our research and development and selling, general and administrative expenses will continue to increase and, as a result, we will need to generate significant product revenues to achieve profitability. Through March 31, 2006, the Company has had only one product to market. One product of this type is not sufficient to sustain growing an enterprise. The Company has developed new products in the same energy conservation field and acquired the White Sands, L.L.C. and its Clean Boost product for diesel fuel treatment and is testing a refined diesel product to be licensed to diesel oil refiners. We may never achieve profitability.

It will be necessary, in order to expand our business, consummate acquisitions and refinance indebtedness, to raise additional capital. No assurance can be given at this time that such funds will be available, or if available will be sufficient in the near term or that future funds will be sufficient to meet growth. In the event of such developments, attaining financing under such conditions may not be possible, or even if such funds are available, the terms on which such capital may be available, may not be commercially feasible or advantageous.

Cash Flows

As of March 31, 2006, we had $9,816 in cash and cash equivalents, compared to $230,409 at March 31, 2005. The decrease was due primarily to the net losses from continuing operations of $5,132,298.

Net cash used in operating activities was $1,558,138, $1,234,304 and $480,232 in the years ended March 31, 2006, 2005 and 2004, respectively. Net cash used in each of these periods primarily reflects net loss for these periods, offset in part by non-cash charges in operating assets and liabilities, non-cash stock-based compensation, allowance for bad debts and depreciation. Net cash used in investing activities was nominal in each period. Cash was used primarily to invest in fixed assets and other capital expenditures to support increased personnel.

Net cash provided by financing activities for the years ended March 31, 2006, 2005 and 2004 was $1,338,452, $1,455,282 and $501,089, respectively. These amounts are primarily attributable to the sale of common stock, net borrowings later converted to common stock and in 2004 a capital contribution by a major shareholder.

Sources of Liquidity

Since our inception, substantially all of our operations have been financed through the sale of our common stock and notes which were converted to common stock and capital contribution from a majority owner. Through March 31, 2006, we had received net proceeds of $3,632,860 from such sources. We have also used our revenues to date as a source of additional liquidity. As of March 31, 2006, we had cash and cash equivalents of $9,816.

Recent Financing

On April 28, 2006, we entered into a securities purchase agreement with four investment funds for the sale in three installments of an aggregate of $3,000,000 in secured convertible notes (the "Notes") and seven-year warrants (the "Warrants") to purchase 7,000,000 shares of our common stock at $2.50 per share. We received the first installment of $800,000 and issued the warrants on April 28, 2006. Additional funds in the amount of $700,000 and $300,000 were advanced on August 17, 2006 and October 26, respectively. The balance of $1,200,000 will be advanced upon effectiveness of the registration statement. The notes mature three years from their date of issuance, if not earlier converted or called by the Company. The Company may call the notes at any time prior to notice of conversion at a rate of 120%, 130% and 140% at any time during the up to the 30 day of issuance, 31 to 60 day of issuance and more than 60 days from issuance, respectively. The Notes bear interest at 6% and are convertible into shares of our common stock at any time, at the investors' option, at 50% of the average of the lowest three intra-day trading prices during the 20 trading days immediately prior to the conversion date. We have granted the investors a security interest in substantially all of our assets. We agreed to file the registration statement of which this prospectus forms a part for the purpose of registering the shares issuable upon conversion of the Notes and exercise of the Warrants. The number of shares included in the registration statement was based on a stock price of $1.89, representing 50% of the average of the lowest three lowest volume weighted average prices for the Common Stock during the 20 trading days ending the day before April 28, 2006, which was the date we entered into the securities purchase agreement. If, as a result of the declining price of our common stock, we will be required to register additional shares, we will do so in a separate registration statement. The investors may exercise the Warrants on a cashless basis if the shares underlying the Warrants are not then registered. In the event of a cashless exercise, we will not receive any proceeds. The investors have agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

On August 9, 2006, we amended the agreement with the four investment funds, to provide for the inclusion in the registration statement of which this prospectus forms a part of up to 1,800,000 shares held by certain of our current shareholders. In addition, we agreed to amend the terms of the Warrants to provide, in the event that the price of our common stock falls below $2.00, for a reduction of the exercise price based on the then current market price of our common stock every 15 days for a period of 60 days following effectiveness of the registration statement. We further agreed to issue to these entities seven-year warrants to purchase an additional 5,000,000 shares of our common stock at $2.50 per share as payment for our failure to have the registration statement filed by June 27, 2006.

Operating Capital and Capital Expenditure Requirements

We expect to continue to incur substantial operating losses in the near future and to make expenditures, and capital expenditures where necessary, to support the expansion of our research and development programs and to expand our commercial operations. We anticipate using the proceeds from the sale of the Notes to finance these activities. Specifically, a substantial portion of the proceeds will be used to bolster the advertising and marketing campaigns for the existing and new products we are introducing into the marketplace.

We currently anticipate that our cash and cash equivalents, together with proceeds from the Notes, this offering and revenue generated by the sale of our products, will be sufficient to fund our operations for the next 12 months.

If we are unable to generate a sufficient amount of revenue to finance our operations, research and development plans, we may seek to raise additional funds through public or private equity offerings, debt financings, capital lease transactions, corporate collaborations or other means. We may seek to raise additional capital due to favorable market conditions or strategic considerations even if we have sufficient funds for planned operations. The sale of additional equity or convertible debt securities could result in dilution to our stockholders. To the extent that we raise additional funds through collaborative arrangements, it may be necessary to relinquish some rights to our technologies or grant licenses on terms that are not favorable to us. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs or sales and marketing initiatives.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as such term is defined in rules promulgated by the SEC.

BUSINESS

We are engaged in the research development, manufacturing and distribution of a variety of products that improve overall energy efficiency with a specific concentration on petroleum based energy sources. We currently have two wholly owned operating subsidiaries, EMTA Corp, Inc. and White Sands, LLC.

EMTA Corp has developed a new type of lubricant (metal conditioner) that interacts with metal surfaces. It hardens and smoothes the metals' surface which results in reduced friction and therefore improves efficiency. We market this unique product under the brand name XenTx Extreme Engine Treatment, to both commercial/industrial users and to the general public. Today XenTx is available at a variety of retail stores, as well as many smaller auto-parts chains throughout the U.S. The product is also available in Canada and, more recently, in Mexico. . In addition to our core products, we utilize the same technology in three new products that are in the initial stages of distribution, including an all purpose spray lubricant (XenTx Extreme Lubricating Spray), friction reducing automatic transmission fluid (XenTx Extreme Transmission Treatment), and a gasoline system cleaner (XenTx Extreme Fuel System Treatment).

White Sands' core products are primarily designed to aid in the combustion of diesel fuel. Its principal product, Clean Boost, improves combustion efficiency and reduces pollution and particulate emissions significantly. In addition, we expect that Clean Boost will insure that diesel fuel users will be able to meet or exceed the new, more stringent EPA rules.

Corporate History

We were incorporated under the laws of Louisiana on June 5, 1978 under the name Forum Mortgage Corp. We were reincorporated under the laws of the State of Nevada in July 2004 under the name Omni Alliance Group, Inc.

On March 31, 2006 we acquired EMTA Corp., Inc. in consideration for the issuance to EMTA’s shareholders of 30,828,989 shares of our common stock. At that time we also implemented a 233 for one reverse stock split and changed our name to EMTA Holdings, Inc. The acquisition of EMTA was accounted for as a reverse merger. As a result, the financial statements of EMTA Corp. became our financial statements. Also on March 31, 2006, we acquired White Sands LLC in consideration for the issuance of 897,487 shares of our common stock.

EMTA Corp. was incorporated in March 2002 under the laws of the State of Nevada under the name Wiltex A, Inc. On October 1, 2004, Wiltex acquired the assets of Alaco Corporation in exchange for approximately 94% of the common stock of Wiltex. On that same date, it changed its name to EMTA Corp. Inc.

Our Products

XenTx Extreme Engine Treatment

Through our wholly-owned subsidiary, EMTA Corp., we market XenTx Extreme Engine Treatment, a 100% synthetic metal conditioner that provides benefits to automobile engines in that it prevents the build up of engine metal particles in the walls of the engine. As an additive to standard engine oils, it attracts the loose particles of ferrous metals present in most oils and directs those particles to broken molecular chains that exist on the surface of the friction environment, in this case the engine walls. The product penetrates the carbon build up on the cylinder walls and attaches to the surface of the metal carrying wear metals molecules with it. The product continuously fills the pits, cracks, and slight imperfections present in all engine cylinders. In this way, it creates a dense protective surface that is highly resistant to scuffing and galling.

The process has both a cleaning effect on the engine and a smoothing effect on the engine cylinder surface. This results in less friction, lower operating temperatures and less power loss due to frictions and heat. With less rotations per minute producing the same power, less fuel is consumed leading to greater fuel efficiency as well as a reduction in exhaust emissions.

Clean Boost

Through our wholly-owned subsidiary, White Sands, we market Clean Boost™, a fuel oil additive that improves fuel and combustion efficiency by liberating more of the fuel's chemical energy, in the flame zone of boilers, or during the power stroke of diesel engines. Soot formation is prevented and less fuel is wasted in the form of particulate emissions. Greenhouse gas and acid rain gases, soot (black smoke), carbon build-up and fouling, slagging and cold-end corrosion are all reduced, while engine and boiler performance improves. Turbochargers and exhaust gas boilers remain cleaner and require less maintenance and water washing.

Clean Boost™ reduces fuel consumption by 2 to 5% across a wide range of fossil fuels, from coal and heavy residual fuel oils to intermediate fuel oil blends, refined diesel fuels. It also lessens the emission of harmful gasses

Clean Boost™ is effective in industrial boilers and diesel engines of all sizes and is used in marine shipping, power generation, mining, construction, ground transportation and wherever high fuel prices or compliance with emissions or opacity regulations is a concern.

This products may be used in the automotive, oil and gas, shipping and mining sectors. We believe that Clean Boost™   helps in the following ways in diesel applications in the automotive and other industries:

•	Lower fuel consumption (ie. Better fuel efficiency)
•	Cleaner exhaust emissions
•	Lower maintenance requirements
•	Fewer carbon particles in lubricating oil
•	Carbon deposits in the combustion chamber are reduced
•	Easier starts in cold weather

Other Products

We are in the process of introducing additional products, including Clean Boost LE, which we intend to license to oil refineries. In addition, we have commenced shipping small quantities of XenTx spray lubricant, used as a general multi-purpose lubricant, and a transmission fluid that is a variation of the XenTx Extreme Engine Treatment and that is especially used for transmissions. We may from time to time introduce additional products.

Sales and Marketing

Our objective is to market, sell and distribute our products in the most efficient, cost effective manner possible with our distribution channel strategy providing the widest range of customer coverage possible. We believe sales to automotive retailers through independent sales representatives affords us the best overall chance to gain and hold customers and allows us to control and maximize the product value chain benefits for us and the end-user.

We sell our products through retailers, auto parts suppliers, internet sales at its web site: www.xentx.com, and direct sales through sales representatives to commercial customers. We sell our retail and commercial product through our sales force of three and through independent sales representatives. Each sales representative tends to service one to a few retail outlets with which they have long term, strong relationships. Our compensation arrangement with these representatives is commission only.

We are currently in 7,389 retail outlets in the United States and Canada. During the year ended March 31, 2006 we had two retailers that accounted for more than 10% of our sales volume, Pep Boys approximately 45% and Target approximately 15%.

During the last three years we have devoted substantial efforts to developing our sales force and retail distribution channels not only as an avenue to our original product, XenTx Extreme Engine Treatment, but for other products some of which are just now beginning to enter the marketplace.

We participate with retailers in advertising campaigns, marketing promotions and other direct and indirect marketing techniques to promote and sell the products. We expense the cost of these advertising efforts as incurred.

We also market our products directly to companies. These efforts include the sharing of laboratory and field trial test data, sponsorship of individual customer field trials, technical and non-technical communication through industry trade media with messages emphasizing fuel performance enhancement through technical innovation, fuel efficiency, maintenance cost savings, improved air quality and “no harm” to engine or environment product attributes.

Intellectual Property

We do not have any patents. The formula and composition of XenTx is proprietary to us and is safeguarded from disclosure through secrecy agreements with various parties. At least one of the components of the formula is covered by a patent that is owned by Dover.

We are in the process of obtaining trademark registration of our marks XenTx and Clean Boost. Generally, these trademarks do not expire if we continue to use the trademarks and file the required periodic forms with the United States Patent and Trademark Office.

Production and Manufacturing

We do not own our own manufacturing facilities. At the present time we contract with chemical companies, bottlers, packaging and logistics companies for the manufacture, bottling, printing, packaging and shipping of finished goods as directed by us to fill orders and supply lines. We use different suppliers for different products. Our relationship with these providers is good and we believe that there are multiple suppliers available to produce and distribute our products.

Our XenTx Extreme Engine Treatment product is produced by Dover Chemical Corporation. We do not have a written agreement with Dover that requires us to place minimum orders or guarantees the delivery of certain quantities of product by Dover to us. If for any reason we would lose the relationship with Dover, a disruption of the supply of our products could result until a substitute manufacturer was found. We have entered into a Secrecy Agreement with Dover pursuant to which that entity is required to safeguard the proprietary nature of the XenTx formula.

Bottling and packaging of XenTx Extreme Engine Treatment is done by Camco Chemical Company under the terms of a Contract Manufacturing Agreement. That entity also warehouses and ships our finished products to our customers.

The chemical companies, bottlers and shippers assume substantially all of the risks associated with environmental, hazardous materials, and transportation of the products from manufacture through delivery to the retailers.

We carry a product liability insurance policy for the losses customers might suffer as a result of proper use of the our products. To date there have been no claims against this policy.

Research and Development

We continuously research new products and possible applications of our existing product and have a R&D consultant who devotes substantially all his time working on our projects.

Testing

We utilize two primary methods of testing: laboratory bench tests and field trials. We utilize both testing methods to further develop the body of test data necessary to support marketing and sales efforts. As we have matured, we have become aware of the importance of developing and managing specific testing protocols for field-based testing and adhering to already developed, industry recognized testing standards when engaged in laboratory bench tests. Numerous variables exist in any testing protocol, and if not carefully managed, one change in one variable could skew the test results. To address this challenge, a standardized testing and trial evaluation protocol has been developed. The use of this protocol allows us to:

•	understand the size of the opportunity;
•	help prioritize available resources;
•	ensure approved testing is structured and conducted in a controlled way; and
•	ensure we will have full access to all testing results conducted by third parties.

In addition to extensive field-based customer trials completed or under way, we have funded extensive laboratory bench testing at a well-known independent testing laboratory, Southwest Research Institute in San Antonio, Texas. Test results have confirmed the effectiveness of Clean Boost. In particular, Clean Boost achieved an average percent reduction in fuel consumption of approximately 3%. It also showed improved combustion efficiency, reduced ash formation and the virtual elimination of unburned carbon in the exhaust system and bottom ash.

The test was conducted using two identical tractors that hauled 48-foot flat beds with concrete ballast. Fuel consumption for each vehicle was measured during a baseline segment with commercially available #2 diesel fuel. Each of the test trucks vehicles accumulated 1,500 miles for conditioning prior to conducting of the test segment. Next, Clean Boost was added to the diesel fuel of the vehicles. This procedure resulted in measurable percentage differences in fuel consumption for each truck using fuel with the Clean Boost additive versus fuel without the additive as follows:

		% Improvement in Fuel Economy
	Diesel Fuel	Test Truck A	Test Truck B	Average of two trucks
Baseline Segment	Commercially available #2 diesel
Test Segment	Commercially available #2 diesel with Clean Boost	3.63%	2.49%	3.06%

The complete report is available for review at http://www.cleanboost.biz/technical/CB-J1321FinalReport062804.pdf.

Competition

Our business is a part of the wider industry that seeks to improve overall energy efficiency with a specific concentration on petroleum based energy sources. The industry is composed of a few relatively large companies and a large number of smaller, niche segment participants.

Industry participants’ products center around improved engine cleanliness and efficiency (for example, detergency characteristics applicable to fuel injector nozzles), improved fuel flow (for example, mitigation of fuel problems caused by low ambient temperature) and fuel system protection (for example, improved lubricity). These are common focus areas for the full range of gasoline and distillate fuels. Additives designed to address specific problem areas in specific fuel applications (for example, Cetane improver in diesel fuel) and static electricity dissipation in turbine engines are also significant.

There are many existing technologies that claim to have solved engine emissions problems from alternative fueled vehicles (electric cars, fuel cell vehicles, etc.) to engine magnets. Despite the vast amount of research that has been performed with the intention of solving emissions problems, we believe no single technology has yet to gain widespread acceptance from both the public (regulatory) and private sectors. The United States government and the governments of other countries have tried using economic incentives and tax breaks to promote the development of a variety of emissions reduction technologies. However, the base cost of many of these promotions, coupled with issues such as lack of appropriate infrastructure (for example, compressed natural gas storage and delivery systems) and technical limitations (for example, keeping alternative fuels emulsified, significant loss of power and fuel economy with current alternative fuels), currently makes market acceptance of many technologies and economic feasibility unlikely over the long term.

Our direct competitors include major oil and chemical companies, many of which have financial, technical and marketing resources significantly greater than ours. It is possible that developments by others will render our products obsolete or noncompetitive, that we will be not able to keep pace with new developments and that our products will not be able to supplant established products.

Some of our main competitors include the following:

Z-Max :    a division of Speedway Motorsports, Inc. Z-Max is a widely recognized brand product has a retail shelf price of between $29.99 and 39.99. Speedway is a financially strong entity that markets Z-Max in a distinct package. In addition, Z-Max has significant signage at racetracks owned by Speedway.

DuraLube:   although the company s currently in bankruptcy, there has been talk that an investor group may revive the company and its products. DuraLube is a recognized brand that holds shelf placement in major stores, including Wal-Mart.

Slick 50: is currently a Shell Lubricant Company product. The brand is owned by a Shell Oil, a well capitalized company that has the ability to underwrite major advertising campaigns. Slick 50 is the leader in our product market that has significant shelf placement with all major retailers except Target.

As energy costs increase, and businesses are looking for ways to make energy products more efficient, competition within this sector itself is growing, so we will encounter competition from existing firms that offer competitive solutions in this area. These competitive companies could develop products that are superior to, or have greater market acceptance, than the products being developed and marketed by our company. We will have to compete against other companies with greater market recognition and greater financial, marketing and other resources.

Government Regulations and Supervision

Government regulations across the globe regarding fuels are continually changing. Most regulation focuses on reducing fuel emissions. However, there is also growing concern about dependence on oil-based fuels. Fuels regulation exists at various levels of development and enforcement around the globe. In general, regulations to reduce harmful emissions and to reduce dependence on oil for fuel needs will only become more stringent. We believe this will be an advantage to us as our products’ benefits reduce fuel consumption and can peacefully co-exist with alternative fuel blends. As fuels regulatory compliance becomes more burdensome to fuel suppliers and users, we anticipate that demand for the benefits our products deliver will increase.

Since we do not manufacture, store, ship or otherwise handle any of our products, we are not subject to any environmental rules and regulations that regulate these activities. In addition, other than Clean Boost, none of our products requires any governmental license as this substance is used in interstate trucking. In order for Clean Boost to be used in the United States, registration with the Environmental Protection Agency, or EPA, is required. In 2006, we received EPA registration for our products’ use in base fuels and fuel blends. We are also subject to similar international laws and regulations in the countries in which we operate, such as Canada and Mexico.

Employees

With the exception of our Chief Executive Officer with whom we have entered into an employment agreement, our staff works for us on a consultant basis. Currently we have 12 such consultants, two of which are executives, three of which work in sales and six of which work in various administrative functions. The majority of our staff are leased through a full service human resource provider under which our employees are covered for various insurance protections, a 401(k) plan and other benefits.

Legal Proceedings

On January 10, 2006, EMTA Corp., our wholly-owned subsidiary, was sued by Outdoor Life Network, LLC in the United States District Court for the District of Arizona ( Outdoor Life Network, LLC v. EMTA Corp.) , 2:06-cv-00463 PHX JWS. Plaintiff seeks damages of $300,000 plus interest and legal fees for breach of contract in that EMTA allegedly failed to pay for certain advertising services. EMTA has filed a counterclaim for misrepresentation and prior breach of contract by the plaintiff. There has been no discovery. We intend to vigorously defend our position. In management’s opinion, the ultimate disposition of this matter will not have a material adverse effect on our financial condition, results of operations, or cash flows.

Description of Property

Our principal executive offices are located in approximately 4,500 square feet of office space in Scottsdale, Arizona. In April 2006, we entered into a five-year lease at a monthly rental of $5,968 for the first year which amount is subject to an annual increase until it reaches $6,717 per month in the last year. We believe that our existing facilities are suitable and adequate to meet our current business requirements.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following persons are our executive officers and directors as of the date hereof:

Name	Age	Position
Edmond Lonergan	60	Chairman, President, Secretary
James Marshall	61	Chief Financial Officer
Edward Miller	63	Director
Pat Choate	65	Director

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Edmond Lonergan has been our Chief Executive Officer and a director since March 2006 and the President and Chief Executive Officer of EMTA Corp. since October 2004. He is also the founder of and, since 1996, has been active at Corporate Architects, Inc., a Scottsdale, Arizona-based consulting firm that provides mergers and acquisitions advice to public and private companies. Corporate Architects has extensive experience in reverse mergers, investment banking, and business and management consulting. Prior thereto he was involved in various capacities at a number of companies in the financial services, electronics and data processing industries. Mr. Lonergan spends approximately 85% of his time working for us.

James Marshall has been our Chief Financial Officer since June 2006. Mr. Marshall is a certified public accountant in the state of Arizona, and has previously held certificates from Michigan, California, Illinois and Florida. Mr. Marshall has been a director of REIT Americas, Inc. since August 2005. He has and continues to be the chief financial officer for Safepay Solutions, Inc. since March of 2006. Mr. Marshall was chief financial officer for Bronco Energy Fund, Inc. from December 2004 through April 2006, and a director and chairman of the audit committee of Fidelis Energy, Inc. from October 2003 through February 2005. Mr. Marshall was the founder and chief executive officer of Residential Resources Mortgage Investments Corporation, RRR AMEX, a mortgage based REIT with assets in excess of $400 million and a staff of 42. Prior to March 1985, Mr. Marshall was the National Finance Partner for Kenneth Leventhal & Company and was Managing Partner of that firms Phoenix Office for five years. Career experiences include responsibilities for major land acquisitions and dispositions and their structuring. His audit and tax experience included publicly-held companies for which Mr. Marshall was responsible for banks, savings and loan associations, real estate developers, mortgage bankers, insurance companies, builders and contractors. Mr. Marshall is a member of the AICPA, performs audits, consulting and tax services for his clients. Mr. Marshall has more than 35 years audit and tax experience on a wide range of public and private companies. Mr. Marshall spends approximately 60% of his time working for us.

Edward A. Miller has been a director since 2006. Since February 1996, Mr .Miller has been president and director of DSI Consulting, a business consulting firm in Florida and New Hampshire. For over forty years, Mr. Miller has served in senior management roles leading and managing a series of for-profit and not-for-profit organizations designed to develop, enhance and further the growth, capabilities and competitiveness of US companies and government agencies involved in the education, healthcare, environmental, energy, national security and manufacturing sectors. Mr. Miller’s education was acquired at the Western New England College where he received his Bachelor of Science degree in Mechanical Engineering. He has also completed all graduate courseware towards MSEE at the University of Massachusetts.

Pat Choate has been a director since May 2006. Pat Choate is a political economist, think tank strategist, policy analyst, and author who studies U.S. competitiveness and public policy. Presently, he directs a Washington-based policy institute, the Manufacturing Policy Project, and teaches Advanced Issues Management at George Washington University's Graduate School of Political Management. Mr. Choate also co-hosts the nationally syndicated weekly radio program "The Week Ahead." Since the beginning in July 2006, Pat has been a nightly newsmaker on a Washington radio show hour where he discusses the issues of the day with guests in the news and the call in audience. Mr. Choate has a varied career in the private and public sectors. His public positions include that of economic advisor to two Governors of the State of Oklahoma, Commissioner of Economic Development for the State of Tennessee, and senior positions in the Federal Government at the US Commerce Department and the Office of Management and Budget. In the 1980’s, Pat Choate was Vice President for Policy for TRW, a diversified multinational corporation. Mr. Choate is the author of six books, dozens of monographs, and hundreds of articles on competitiveness, management, and public policy. Today, he is Director of the Manufacturing Policy Project, a Washington based public policy institute. He received his Ph. D. in economics from the University of Oklahoma.

Board of Directors

Our bylaws state that the Board of Directors shall consist of not less than one person. The specific number of Board members within this range is established by the Board of Directors and is currently set at three. The terms of all directors will expire at the next annual meeting of our company's stockholders, or when their successors are elected and qualified. Directors are elected each year, and all directors serve one-year terms. Officers serve at the pleasure of the Board of Directors. There are no arrangements or understandings between our company and any other person pursuant to which he was or is to be selected as a director, executive officer or nominee. There are no other persons whose activities are material or are expected to be material to our company's affairs.

The Board of Directors met five times during fiscal 2006 and acted by unanimous written consent four times. During that time, each Board member attended all of the meetings of the Board held during that period.

Board of Directors - Committees

We have an Audit Committee and a Compensation Committee.

Audit Committee. The Audit Committee, currently consisting of Mr. Miller and Mr. Choate, reviews the audit and control functions of EMTA Holdings, Inc., the Company’s accounting principles, policies and practices and financial reporting, the scope of the audit conducted by our company's auditors, the fees and all non-audit services of the independent auditors and the independent auditors' opinion and letter of comment to management and management's response thereto. The Audit Committee was designated on October 1, 2005 and held two meetings during the fiscal year ended March 31, 2006.

Compensation Committee. The Compensation Committee is currently comprised of two non-employee Board members, Pat Choate and Edward Miller. The Compensation Committee reviews and recommends to the Board the salaries, bonuses and prerequisites of our company's executive officers. The Compensation Committee also reviews and recommends to the Board any new compensation or retirement plans and administers such plans. No executive officer of our company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our company's Board of Directors or Compensation Committee. The Compensation Committee held one meeting during the fiscal year ended March 31, 2006.

Audit Committee Financial Expert

The Company has a standing Audit Committee that includes two members. Mr. Miller has been designated as the "Audit Committee Financial Expert," as defined by Regulation S-K, and is an “independent” director, as defined under the rules of NASDAQ National Stock Market and the SEC rules and regulations.

Section 16(a) Beneficial Ownership Reporting Compliance

Since we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, none of our directors, executive officers and principal shareholders have been required to make filings under Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

The following table sets forth in summary form the compensation received during the fiscal years ended March 31, 2006, 2005 and 2004 by the Company's Chief Executive Officer and each of the Company’s four other most highly compensated executive officers based on salary and bonus earned during the 2006 fiscal year.

Summary Compensation Table

Name and Principal	Position	Fiscal Year	Annual Salary	Stock Grants Bonus	All Other (# of Shares)	Compensation
Edmond Lonergan,	President	2006	$90,000	$-0-	-0-	-0-
	and Chief	2005	$67,500	$-0-	2,216,000	-0-
	Executive	2004	$-0-	$-0-	-0-	-0-

James Marshall,	Chief	2006	$-0-	$-0-	200,000	-0-
	Financial	2005	$-0-	$-0-	-0-	-0-
	Officer	2004	$-0-	$-0-	-0-	-0

Stock Grants

Shown below is further information on grants of stock to the Named Executive Officers reflected in the Summary Compensation Table shown above.

Fiscal Year Ended March 31, 2005

Ed Lonergan, 2005 stock grant of 2,216,000 shares.

Fiscal Year Ended March 31, 2006

James Marshall, 2006 stock grant of 200,000 shares.

Option Grants for Fiscal Year Ended March 31, 2006 and 2005

None

Employment Agreements

Edmond Lonergan

On October 1, 2004, EMTA Corp. entered into an agreement with Corporate Architects, Inc., an entity owned by Edmond Lonergan (“CAI”). Under the terms of the agreement, EMTA agreed to hire that entity to perform president and chief executive officers services. Mr. Lonergan has performed these services on behalf of CAI. EMTA pays Corporate Architects a monthly fee of $7,500 for the services provided. Beginning April 2006, the monthly payments were increased to $10,000. Under the terms of the agreement, CAI has discretion over the amount of time to be spent on EMTA activities. The agreement has no expiration date.

James Marshall

On June 15, 2006, we entered into an agreement with James Marshall to act as our Chief Financial Officer. Under the terms of the agreement, we pay $4,800 per month. The term of the agreement is six months, which is subject to automatic renewal unless either party notifies the other party of its intent to terminate the agreement. The agreement may be terminated by either party upon 60 day notice.

We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers.

Board of Directors - Compensation

Standard Compensation - Our Company has no other arrangements to pay any direct or indirect remuneration to any of our directors in their capacity as directors other than in the form of reimbursement of expenses for attending directors' or committee meetings. The Company expects to establish a compensation policy in the future.

EQUITY COMPENSATION PLAN INFORMATION

The Company has not awarded stock appreciation rights to any of its employees and has no long-term incentive plans, as that term is defined in Securities and Exchange Commission regulations. The Company has no defined benefit or actuarial plans covering any person.

Code of Ethics

We have adopted a Code of Ethics for our officers, directors and employees. A copy of the Code of Ethics is attached hereto as exhibit 14.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 31, 2006 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, the address of each beneficial owner is in care of the Company, 7430 E. Butherus, Suite C, Scottsdale, AZ 85260. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of October 31, 2006 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 31,217,004 shares outstanding on October 31, 2006.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Perc ent of Class (1)

Michael Brannon 7430 E. Butherus Dr. Scottsdale, AZ 85260	7,033,486		22.50%
Pyrrha Lily Lo 7430 E. Butherus Dr. Scottsdale, AZ 85260	2,427,200		7.80%
Laurel Gooch 7430 E. Butherus Dr. Scottsdale, AZ 85260	2,416,852		7.70%
Edmond Lonergan Chairman, President 7430 E. Butherus Dr. Scottsdale, AZ 85260	2,219,000	(2)	7.10%
James Marshall Chief Financial Officer 7430 E. Butherus Dr. Scottsdale, AZ 85260	200,000		*
Edward Miller Director 7430 E. Butherus Dr. Scottsdale, AZ 85260	215,000		*
Pat Choate Director 7430 E. Butherus Dr. Scottsdale, AZ 85260	15,000		*

All officers and directors as a group (4 persons)	2,649,000		8.50%

*   Less than one percent.

(1)   Based on 31,217,004 shares of common stock issued and outstanding as of October 31, 2006. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)   Includes 2,100,000 shares held by Corporate Architects, Inc. of which Mr. Lonergan is the President.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been quoted on the Pink Sheets under the symbol "EMHD.PK" since April 5, 2006.

Number of Stockholders

As of September 30, 2006, there were approximately 1,046 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.
Selling Shareholder	Shares Beneficially Owned Prior to Offering	Percentage of Outstanding Shares Beneficially Owned Prior to Offer (1)	Shares to be Sold in Offering	Percentage of Shares Beneficially Owned After Offering
AJW Offshore, Ltd. (2)	2,488,536 (3)	4.99% (4)	2,488,536	-0-
AJW Qualified Partners, LLC (2)	1,201,072 (3)	3.7%	1,201,072	-0-
AJW Partners, LLC (2)	467,785 (3)	1.5%	467,785	-0-
New Millennium Capital Partners II, LLC (2)	56,893 (3)	*	56,893	-0-
Philip Benanti (5)	5,200	*	5,200	-0-
Edward Fine (5)	5,200	*	5,200	-0-
Stuart Fine (5)	5,200	*	5,200	-0-
GunnAllen Financial (5)(6)	384	*	384	-0-
Jason Fisher (5)	1,088	*	1,088	-0-
Mitchell Fisher (5)	1,088	*	1,088	-0-
Michele Markowitz (5)	1,600	*	1,600	-0-
Fabio Migliaccio (5)	640	*	640	-0-
Alexandra Orthos & Peter Orthos JT WROS (5)	3,200	*	3,200	-0-
Patricia Sorbara (5)	1,600	*	1,600	-0-
Anthony St. Clair (5)	5,200	*	5,200	-0-
Anthony Varbero (5)	1,600	*	1,600	-0-
Amy, Jr Robert N	10,000	*	10,000	-0-
Bickerstaff, David	20,000	*	20,000	-0-
Block, Ardwin J	20,000	*	20,000	-0-
Bogdanovich, Nick	10,000	*	10,000	-0-
Burke, James R	20,000	*	20,000	-0-
Chait, Ian	5,000	*	5,000	-0-
Choate, Pat (6)	15,000	*	15,000	-0-
Christiansen, Brett	188,000	*	88,000	-0-
Dcf Group Inc. (7)	398,333	1.3%	213,400	*
England, Brandt A	60,000	*	60,000	-0-
Franzi, Patricia	20,000	*	20,000	-0-
Franzi, Sr Zacharie	20,000	*	20,000	-0-
Furman, Ross	10,000	*	10,000	-0-
Gaughan, John Davis	125,000	*	125,000	-0-
Global Media Fund Inc. (8)	540,000	1.7%	50,000	1.6%
Gooch, Laurel	2,416,852	7.7%	50,000	7.5%
Harrison, Henry	12,290	*	5,000	-0-
Hogue, James E	800,000	2.6%	50,000	2.4%
Kaczowski, Kyle	25,000	*	25,000	-0-
Kaplan, Kathy Ttee	398,334	1.3%	50,000	1.1%
Kaye, Pia L	5,000	*	5,000	-0-
Lima Capital Inc. (9)	398,333	1.3%	150,000	*
Mckee, Daniel	10,000	*	10,000	-0-
Manion, John R	4,500	*	2,500	-0-
Medina, Rosa	40,000	*	40,000	-0-
Meisel, Daniel	135,000	*	135,000	-0-
Miller, Edward A (10)	100,000	*	15,000	-0-
Ong, Ivy Ttee	916,667	2.9%	100,000	2.6%
Rethelford, David W	5,944	*	2,500	-0-
Roberts, Brian J	15,000	*	15,000	-0-
Rosen, Jonathan P	500,000	*	250,000	-0-
Rubinett, Benjamin E	11,000	*	11,000	-0-
Stadel, Linda A &	325,000	*	50,000	-0-
Vaccaro, Jimmy	5,000	*	5,000	-0-
Werner, Timothy	10,000	*	10,000	-0-
Whitelaw, Jef	117,600	*	117,600	-0-
Wiles, Lanny F	130,000	*	15,000	-0-
Total Shares to be Sold	6,046,286

• less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table. The percentage of shares owned by each is based on a total outstanding number of 31,217,004 as of August 10, 2006.

(2) These selling stockholders are affiliates of each other by reason of common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by it s investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control, through Mr. Ribotsky, over the shares owned by New Millennium Capital Partners II, LLC. The selling stockholders have advised us that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers

(3) Number of shares consists of (i) shares issuable upon conversion of the convertible debentures, and (ii) shares issuable as interest payments due under the convertible notes assuming that the convertible notes are not converted and remain outstanding for the entire three-year term, and further assuming a conversion price of $1.89, which represents 50% of the three lowest volume weighted average prices for the common stock during the twenty trading day period ending one trading day prior to the closing date of the sale of the callable secured convertible notes. In addition, it includes additional shares to be issued based on a good faith estimate of the number of shares issuable upon conversion of the secured convertible notes. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to each conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, for purposes of determining the total number of shares to be included in this registration statement, we are required to multiply by 2.25 the number of shares issuable upon conversion of the convertible notes.

(4) The number of shares that may be beneficially owned by this holder is limited by agreement to 4.99% of our issued and outstanding shares of common stock.

(5) For each person, the shares included herein are issuable upon the exercise of an aggregate of 32,000 warrants at $2.50 per share.  These warrants were granted to Joseph Stevens & Co., Inc., a registered broker-dealer, as part of its commission in connection with the private placement of the convertible notes and the warrants.   Each of these persons, other than GunnAllen Financial and Messrs. Jason and Mitchell Fisher, is an affiliate of Joseph Stevens. Each of these persons received the warrants as compensation for investment banking services in the ordinary course of business. We issued the warrants to Joseph Stevens & Company, Inc. pursuant to a Non-Exclusive Agreement. Accordingly, such shares are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. At the time of the transfer of the warrants, none of these persons had any agreements or understandings, directly or indirectly, with any other person to distribute the securities.

(6) Rick Frueh has voting and dispositive power over the shares held by GunnAllen Financial, a registered broker-dealer. It received the warrants as compensation for investment banking services.

(7) Chris Finn has voting and dispositive power over the shares held by this entity.

(8) Don Rose has voting and dispositive power over the shares held by this entity.

(9) Todd Kaplan has voting and dispositive power over the shares held by this entity.

(10) Director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to its knowledge, any of its directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws, which are included as exhibits to the Registration Statement of which this prospectus forms a part. Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock. As of August 10, 2006, there were 31,217,004 shares of common stock issued and outstanding. No shares of preferred stock were outstanding at that date.

Common Stock

We are authorized to issue 250,000,000 shares of common stock of which as of September 30, 2006, 31,217,004 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

Our board of directors is authorized without further stockholder approval, to issue from time to time up to a total of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Currently, there are no shares of preferred stock outstanding and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Island Stock Transfer (a division of Island Capital Management, L.L.C.), 100 Second Avenue South 300N, St. Petersburg, FL 33701, Phone: 727-289-0010.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling stockholders as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the common stock by one or more of the following methods, without limitation:

•	Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	Privately negotiated transactions;

•	In connection with short sales of company shares, to the extent not prohibited by law or contract;

•	Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

•	By pledge to secure debts of other obligations;

•	In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

•	In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The shares of common stock underlying the warrants held by those selling shareholders who, as indicated in the Selling Shareholder table above, received such warrants as part of compensation pursuant to a Non-Exclusive Agreement are restricted in accordance with Rule 2710(g)(1) of the NASD Conduct Rules. Accordingly, those selling shareholders shall not directly or indirectly offer, sell, agree to offer or sell, transfer, assign, pledge, hypothecate or subject to hedging, short sale, derivative, put or call transaction such shares for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, to the extent not prohibited by law or contract, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

Selling shareholders receiving shares upon conversion of our secured convertible notes have agreed that during any period that any of the notes remain outstanding, and in no event less than two years for the issue date of the notes, not to engage in any transaction that results in a short sale as such term is defined in Rule 3b-3 of the 1934 Act.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock will be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers are deemed to be underwriters under the Securities Act while affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

Except as prohibited by law or contract, a selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

Under the terms of a registration rights agreement, we have agreed to indemnify AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millenium Capital Partners II, LLC (and certain of their affiliates) who in the aggregate are selling 4,214,286 shares of common stock hereunder. We have agreed to indemnify these selling shareholders against any joint or several losses resulting from the following:

(i)
any untrue statement or alleged untrue statement of a material fact made by us herein or the omission or alleged omission to state herein a material fact required to be stated or necessary to make the statements therein not misleading;

(ii)
any untrue statement or alleged untrue statement of a material fact contained in the preliminary prospectus if used prior to the effective date of the registration statement of which this prospectus forms a part, or the omission or alleged omission to state herein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or

(iii)
any violation or alleged violation by us of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the securities offered herein.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Our consolidated balance sheets as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity/(deficit), and cash flows for the years ended March 31, 2006, 2005 and 2004 have been audited by Killman, Murell & Company, P.C., independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Certificate of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	March 31,
	2006	2006
ASSETS	(unaudited)
Current Assets:
Cash	$97,985	$9,816
Accounts receivable	235,203	101,616
Inventory	363,142	453,576
Prepaid expenses	78,961	38,035
Total Current Assets	775,291	603,043

Equipment and computers, net of accumulated depreciation	27,152	12,680

Other Assets:
Other assets	43,254	17,375
Intangible assets	855,375	887,055
Total Other Assets	898,629	904,430
Total Assets	$1,701,072	$1,520,153

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$575,443	$1,006,437
Accrued liabilities	454,346	409,655
Conversion share derivative liability	951,467	-
Total Current Liabilities	1,981,256	1,416,092

Convertible notes	9,649	-
Accrued liabilities - long term	878,151	878,151
Total Liabilities	2,869,056	2,294,243

Stockholders' Deficit
Preferred Stock, $0.001 par value, 1,000,000 authorized;
No shares issued and outstanding	-	-
Common Stock, $0.001 par value, 400,000,000
Authorized; issued and outstanding 31,217,004
at June 30, 2006 and March 31, 2006	31,217	31,217
Additional paid-in capital	31,123,649	6,742,578
Retained deficit	(32,322,850)	(7,547,885)
Total Stockholders' Deficit	(1,167,984)	(774,090)
Total Liabilities and Stockholders' Deficit	$1,701,072	$1,520,153

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)
	For the Three
	Months Ended June 30,
	2006	2005

Revenue:
Sales, net of returns and allowances	$517,253	$316,116
Cost of sales	119,619	174,362
Gross Profit	397,634	141,754

Operating Expenses:
Selling, general and administrative	343,705	766,581
Depreciation and amortization	32,915	214
Research and development	81,774	72,284
Total Operating Expenses	458,394	839,079
Loss From Operations	(60,760)	(697,325)

Other Income and (Expense):
Other income	2,044	-
Gain on disposal of assets	2,850	620
Interest expense	(18,560)	(5,451)
Change in conversion share liability	(951,467)	-
Cost of curing loan default	(23,749,072)	-
Loss before provision for income taxes	(24,774,965)	(702,156)
Provision for income taxes	-	-
Net Loss	$(24,774,965)	$(702,156)

Earning per share:
Basic earnings per share	$(0.79)	$(0.03)
Weighted average shares outstanding	31,217,004	26,494,173

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Deficit
(unaudited)

	Common Stock		Additional
	Shares	Par Value	Paid-in Capital	Retained Deficit	Total

Balance March 31, 2006	31,217,004	$31,217	$6,742,578	$(7,547,885)	$(774,090)
Adjustment for fair value of warrants issued with convertible notes			585,333		585,333
Adjustment for fair value of warrants issued for commission			46,666		46,666
Adjustment for fair value of warrants issued to satisfy loan default			23,749,072		23,749,072
Net loss for the three months ended June 30, 2006				(24,774,965)	(24,774,965)
Balance June 30, 2006 (unaudited)	31,217,004	$31,217	$31,123,649	$(32,322,850)	$(1,167,984)

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended June 30,
	2006	2005

Cash Flows from Operating Activities:
Net Loss	$(24,774,965)	$(702,156)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Depreciation and amortization	32,915	214
Loss (gain) on sale of assets	(2,850)	(620)
Amortization of debt discount	9,649	-
Change in conversion liability	951,467	-
Cost of curing loan default	23,749,072	-
Changes in assets and liabilities:
Receivables	(133,587)	(263,847)
Inventories	90,434	45,917
Prepaids	(40,927)	19,682
Other assets	(25,879)	-
Accounts payable	(430,995)	319,951
Accrued liabilities	44,691	2,762
Cash (used) by operating activities	(530,975)	(578,097)
Investing Activities:
Capital expenditures	(15,707)	(1,880)
Proceeds from sales of business property	2,850	696
Cash used by investing activities	(12,857)	(1,184)
Financing Activities:
Net borrowings of convertible notes	632,000	-
Net borrowings on short term debt	-	324,400
Sale of common stock	-	40,000
Net cash provided by financing activities	632,000	364,400
Net increase (decrease) in cash	88,168	(214,881)
Cash at beginning of period	9,816	230,409
Cash at end of period	$97,985	$15,528

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$8,911	$5,451
Income taxes	$-	$-

Non Cash Activities:
Common stock issued for notes payable	$-	$54
Additional paid in capital from conversion of notes payable	$-	$323,346

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Three Months Ended June 30, 2006 and 2005

Note 1 - The Company

Nature of the Business - We are a specialty energy conservation chemical company that produces and supplies technologies to the global transportation, industrial and consumer markets. These technologies include gasoline, oil and diesel additives for engines and other transportation-related fluids and industrial lubricants.

Presentation of Interim Statements - The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements and should be read in conjunction with the audited consolidated financial statements and notes thereto included in this Form S-1 for the years ended March 31, 2006, 2005 and 2004. In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the accompanying unaudited consolidated financial statements. The results of operations for the periods presented are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year.

The financial statements for the period ended June 30, 2005 include only the accounts of EMTA Corporation, the accounting acquirer in the reverse acquisition on October 1, 2004.

Note 2 - Significant Accounting Policies

Consolidation - The consolidated financial statements include the accounts of EMTA Holdings, Inc. and its consolidated subsidiary and wholly-owned limited liability company. All significant intercompany transactions and profits have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with United States generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. The more significant estimates relate to revenue recognition, contractual allowances and uncollectible accounts, intangible assets, accrued liabilities, derivative liabilities, income taxes, litigation and contingencies. Estimates are based on historical experience and on various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for judgments about results and the carrying values of assets and liabilities. Actual results and values may differ significantly from these estimates.

Cash Equivalents - The Company invests its excess cash in short-term investments with various banks and financial institutions. Short-term investments are cash equivalents, as they are part of the cash management activities of the company and are comprised of investments having maturities of three months or less when purchased.

Allowance for Doubtful Accounts -   The Company provides an allowance for doubtful accounts when management estimates collectibility to be uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience. The allowance for doubtful accounts was $49,625 at June 30, 2006 and March 31, 2006.

Inventories - Inventories are stated at the lower of cost or market value. Cost of inventories is determined by the first-in, first-out (FIFO) method. Obsolete or abandoned inventories are charged to operations in the period that it is determined that the items are not longer viable sales products.

Equipment and Computers - Equipment and computers are carried at cost. Repair and maintenance costs are charged against operations while renewals and betterments are capitalized as additions to the related assets. The Company depreciates it equipment and computers on a straight line basis. Estimated useful lives range from 3 to 5 years.

Intangible Assets - Intangible assets consist of patents, trademarks and government approval. For financial statement purposes, identifiable intangible assets with a defined life are being amortized using the straight-line method over the estimated useful lives of the assets. Costs incurred in connection with patent, trademark applications and approvals from governmental agencies such as the Environmental Protection Agency, including legal fees, patent and trademark fees and specific testing costs, are capitalized and amortized over an estimated economic life of the asset, generally seven years, commencing upon the grant or approval date. Costs subsequent to grant date are expensed as incurred.

Impairment of Long-Lived Assets - In accordance with the Statement of Financial Accounting Standards No. 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets, including, but not limited to, property and equipment, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the sum of the expected future cash flows of an asset, is less than its carrying value, an impairment measurement is required. Impairment charges are recorded to the extent that an asset’s carrying value exceeds fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

Fair Value Disclosures - The carrying values of cash, accounts receivable, deposits, prepaid expenses, accounts payable and accrued expenses generally approximate the respective fair values of these instruments due to their current nature.

The fair values of debt instruments for disclosure purposes only are estimated based upon the present value of the estimated cash flows at interest rates applicable to similar instruments.

The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features that are indexed to the Company’s common stock, are classified as liabilities when either (a) the holder possesses rights to net-cash settlement or (b) physical or net-share settlement is not within the control of the Company. In such instances, net-cash settlement is assumed for financial accounting and reporting, even when the terms of the underlying contracts do not provide for net-cash settlement. Such financial instruments are initially recorded at fair value and subsequently adjusted to fair value at the close of each reporting period.

Revenue Recognition - Revenues are recognized at the time of shipment of products to customers, or at the time of transfer of title, if later, and when collection is reasonably assured. All amounts in a sales transaction billed to a customer related to shipping and handling are reported as revenues.

Provisions for sales discounts and rebates to customers are recorded, based upon the terms of sales contracts, in the same period the related sales are recorded, as a deduction to the sale. Sales discounts and rebates are offered to certain customers to promote customer loyalty and encourage greater product sales.

Research, Testing and Development - Research, testing and development costs are expensed as incurred. Research and development expenses, including testing, were $81,774 for the three months ended June 30, 2006, and $72,284 for the three months ended June 30, 2005. Costs to acquire in-process research and development (IPR&D) projects that have no alternative future use and that have not yet reached technological feasibility at the date of acquisition are expensed upon acquisition. A substantial portion of the 2006 research and development costs were related to testing of one of the Company’s products for use in commercial heavy equipment applications.

Income Taxes - We provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

The recording of a net deferred tax asset assumes the realization of such asset in the future; otherwise a valuation allowance must be recorded to reduce this asset to its net realizable value. The Company considers future pretax income and, if necessary, ongoing prudent and feasible tax planning strategies in assessing the need for such a valuation allowance. In the event that the Company determines that it may not be able to realize all or part of the net deferred tax asset in the future, a valuation allowance for the deferred tax asset is charged against income in the period such determination is made. The Company has recorded full valuation allowances as of June 30, 2006 and 2005.

Concentrations of Credit Risks— Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Although the amount of credit exposure to any one institution may exceed federally insured amounts, the Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk. With respect to accounts receivable, such receivables are primarily from retailers located in the United States. The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is dependent on each customer's financial condition. At March 31, 2006, 3 retail and auto parts customers represented 68.5% of the gross accounts receivable with one customer representing 44.8% of gross sales. These customers represent major retail chains in the United States and the Company has evaluated the credit risk of each of these customers to low.

New Accounting Standards— Several accounting pronouncements by the Financial Standards Accounting Board ("FASB") became effective in fiscal year 2005 or are expected to become effective in fiscal year 2006.

In December 2004, the FASB issued Statement No. 123 (revised 2004) ("FAS 123(R)"), "Accounting for Share-Based Payments". FAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Company has adopted FAS 123(R) on the fair-value-based method for all stock options, warrants and grants. The Company has no outstanding share-based payments to employees at June 30, 2006 or 2005.

In September, 2006 the FASB issued Statement No. 157 (“FAS 157”) “Fair Value Measurements”. FAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Statement amends and clarifies substantially all accounting literature involving fair value measurement and establishes a hierarchy of the information used to evaluate such fair value. Management has not completed its evaluation of the effect that FAS 157 will have, but believes that the effect of the Statement will be consistent with the application disclosed in these financial statements.

 Note 3 - Inventories

Inventory consists of finished goods, work in process and raw material as follows

	June 30,	March 31,
	2006	2006
Finished goods	$275,877	$336,479
Consigned Inventory	62,087	69,114
Raw material	25,178	47,983
	$363,142	$453,576

Note 4 - Equipment and Computers

At June 30, 2006 and March 31, 2006 equipment and computers consisted of the following:

	June 30,	March 31,
	2006	2006
Equipment and computers	$37,199	$21,492
Less accumulated depreciation	10,047	8,812
Net equipment and Computers	$27,152	$12,680

During the three months ended June 30, 2006 and 2005 depreciation expense was $1,235 and $214, respectively.

Note 5 - Intangible Assets

Intangible assets consist of technology of production and license rights under the Environmental Protection Agency to market one of the products acquired in the acquisition of White Sands, L.L.C. on March 31, 2006. The Company intends to market the related products as soon as production and marketing strategies can be completed. The Company will amortize this investment over its estimated useful life of seven years on a straight line basis. For the three months ended June 30, 2006 amortization was $31,680.

Note 6 - Accrued Liabilities

Accrued liabilities consist of the following as of June 30, 2006 and March 31, 2006:

	June 30, 2006		March 31, 2006
	Current Portion	Long-term Portion	Current Portion	Long-term Portion
Accrued marketing and advertising	$300,000		300,000
Accrued reimbursement to product testing partner	100,000	$878,151	100,000	$878,151
Other	54,346		$9,655
	$454,346	$878,151	$409,655	$878,151

As part of our testing of products and new applications the Company agreed to reimburse one of our testing partners for the costs incurred in such testing.

Note 7 - Convertible Debt

Face value of the Convertible Notes, 6%, interest quarterly, maturing April 28, 2009 was $800,000 at June30, 2006.

The aggregate loan will fund in three notes, the first of which was funded on April 29, 2006 in the amount of $800,000, a second funding was completed on August 17, 2006 when the conditions of the funding, the filing of a registration statement with the Securities and Exchange Commission was completed in the amount of $700,000. The third funding of $1,500,000 is to be funded, if and when, the registration statement, and any amendments thereto, becomes effective.

The lenders were issued warrants to purchase 7,000,000 shares of common stock at an exercise price of $2.50 per share. The Company also issued warrants to a broker in the transaction for the exercise of 70,000 shares of common stock at an exercise price of $2.50. These warrants expire if not exercised on April 28, 2013. At June 30, 2006 the pro-rata warrants issued against funding were 1,866,667 warrants entitling the lender to one share for each warrant at an exercise price of $2.50 per share.

The agreements include registration rights and certain other terms and conditions related to share settlement of the embedded conversion features and the warrants. In this instance, EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, requires allocation of the proceeds between the various instruments and the derivative elements carried at fair values.

As a result of the Company not having filed the registration statement within 30 days of the execution of the loan agreement, the parties agreed that the Company would issue warrants to purchase an additional 5,000,000 shares of the Company’s common stock at $2.50 per share. The warrants expire if not exercised on August 10, 2013. These warrants were issued to cure the default that occurred on June 28, 2006 and was executed on August 10, 2006. The Company recorded the fair value of these warrants as loan default costs of June 28, 2006.

Note 8 - Accounting for derivative financial instruments

In April 29, 2006, the Company entered into an agreement whereby it would issued 6% secured convertible notes in the aggregate principal amount of $3,000,000 which are convertible into common shares of the Company at the lender’s option based on a range of 50% to 60% of the then current market price at the time of the conversion election. The Company has the right at any time that the stock is trading below $5.00 per share to call the notes at a prepayment premium ranging from 20% in the first 30 days after issuance to 40% after 60 days of issuance. The lender is limited to conversion of $80,000 per month of principal amount. The Company has reserved a sufficient number of its common shares to meet these obligations.

The consolidated financial statements for the three months ended June 30, 2006 has recognize all features of the derivative financial instruments including the host instruments, the embedded conversion features and the free-standing warrants in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).

Host instrument:

The proceeds from each financing arrangement were allocated to the various elements of the financing resulting in discounts to the face values of the debt instruments. These discounts were then amortized over the debt terms (in all instances three-years) using the effective interest method.

Free-standing warrants:

Proceeds from the financing were allocated to the fair value of the warrants issued using the Black-Scholes-Merton model. These instruments will be carried as additional paid in capital, and their carrying values will not be adjusted to fair value at the end of each subsequent reporting period.

Free standing instruments, consisting of warrants are valued using the Black-Scholes-Merton model valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions included in this model as of June 30, 2006 are as follows:

	Original	Default
	Warrants	Warrants
Exercise price	$2.50	$2.50
Shares subject to exercise	1,866,667	5,000,000
Term (years)	7.0	7.0
Volatility	269.8%	302%
Risk-free rate	5.10%	4.86%
Implied value	$9,797,630	$23,749,072
Recorded value	$585,333	$23,749,072

The value of the original warrants was limited by the net loan amount after issue costs.

Embedded conversion features:

Each hybrid instrument was analyzed in accordance with the guidance in SFAS 133 for features that possessed the characteristics of derivative instruments. Those instruments whose economic characteristics and risks of the embedded derivative instrument were not “clearly and closely related” to the host instrument were bifurcated and treated as derivatives under the guidance of SFAS 133 and recorded at fair value with adjustments to fair value at the end of each subsequent reporting period. This resulted in the conversion feature being recorded as an embedded derivative at April 29, 2006.

Summary:

As a result of the above at June 30, 2006 the balances were as follows:

		Additional
	Liability	Paid-in Capital	Expense
Original Warrants	$-	$585,333	$-
Conversion feature	951,467	-	951,467
Default warrants	-	23,749,072	23,749,072
Total	$951,467	$24,334,405	$24,700,539

Note 9 - Company Stock

Preferred Stock

At June 30, 2006, the Company had 1,000,000 shares of $0.001 par value authorized and no outstanding or issued shares.

Common Stock

At June 30, 2006, the Company had 250,000,000 shares authorized of $0.001 par value common stock, of which issued and outstanding shares were 31,217,004.

Warrants

On December 19, 2005, the Company issued 75,000 warrants in conjunction with its private placement for common stock. The warrants entitled the investors to purchase 75,000 restricted common shares at $1.25 per share until December 19, 2007. At the time of the issuance of the warrants there was no active trading market in the Company’s stock. No warrants have been exercised.

At June 30, 2006 the status of outstanding warrants is as follows:

Issue Date	Shares Exercisable	Weighted Average Exercise Price	Expiration Date
December 19, 2005	75,000	$1.25	December 19, 2007
April 29, 2006	1,866,667	$2.50	April 28, 2013
June 28, 2006	5,000,000	$2.50	August 10, 2013

Note 10 - Earnings (Loss) Per Share

Basic income (loss) per common share is computed by dividing the results of operations by the weighted average number of shares outstanding during the period. For purposes of the determining the number of shares outstanding the shares received by the acquirer in the reverse acquisition are treated as outstanding for all periods prior to the transaction.

Diluted income (loss) earnings per common share adjusts basic income (loss) per common share for the effects of convertible securities, stock options, warrants and other potentially dilutive financial instruments only in periods in which such effect is dilutive. No instruments were dilutive at June 30, 2006 or 2005.

Note 11 - Subsequent Events

As of August 10, 2006 the Company amended the warrant and loan agreements such the exercise price will be follows: 1) if the trading price of the stock is in excess of $2.00 no adjustment is made, if the trading price is less than $2.00 based on the volume weighted average price over each of the five days prior to the 15th, 30th, 45th and 60th days after the effective date, the exercise price will be 125% of such volume weighted average price.
On August 17, 2006, the Company funded an additional $700,000 of convertible notes on the same terms as the notes already funded.

As a result of the amendment to cure the default on August 10, 2006, the Company will record the warrants as liabilities in subsequent periods with the change in fair market value being expensed in each reporting period until the reset provision expires. If loan balance, price, volatility, and risk-free rates were to remain the same as the June 30, 2006 amounts the Company would record an addition expense and liability at September 30, 2006 of $9,212,297. Likewise, an addition adjustment would be made for the loan funding in August 2006 which entitles the lenders to an additional 1,633,333 warrants and could result in an additional expense and liability of $8,572,875, if all conditions remained the same.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
EMTA Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of EMTA Holdings, Inc. and subsidiaries (the Company) as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ (deficit)/equity, and cash flows for the years ended March 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EMTA Holdings, Inc. and subsidiaries as of March 31, 2006 and 2005, and the results of their operations and their cash flows for the years ended March 31, 2006, 2005 and 2004, in conformity with United States generally accepted accounting principles.

/s/ Killman Murrell & Company, P.C.
Houston, Texas July 24, 2006

EMTA Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
March 31, 2006 and 2005

	March 31,
	2006	2005
ASSETS
Current Assets:
Cash	$9,816	$230,409
Accounts receivable, net of allowance for doubtful accounts of $49,625 in 2006 and $41,900 in 2005	101,616	252,507
Inventories, at cost	453,576	217,083
Prepaid expenses	38,035	56,641
Total Current Assets	603,043	756,640

Equipment and computers, net of accumulated depreciation	12,680	8,633

Other Assets:
Other assets	17,375	14,994
Intangible assets	887,055	-
Total Other Assets	904,430	14,994
Total Assets	$1,520,153	$780,267

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)/EQUITY

Current Liabilities:
Accounts payable	$1,006,437	$377,043
Accrued liabilities	409,655	803
Total Current Liabilities	1,416,092	377,846
Accrued liabilities - long term	878,151	-
Total Liabilities	2,294,243	377,846

Commitments and contingencies

Stockholders' (Deficit)/Equity:
Preferred Stock, $0.001 par value, 1,000,000 Authorized; no shares issued and outstanding	-	-
Common Stock, $0.001 and $0.0001 par value, at March 31, 2006 and 2005, respectively, 250,000,000 authorized; issued and outstanding 31,217,004 and 26,490,217 at March 31, 2006 and 2005, respectively.	31,217	2,649
Additional paid-in capital	6,742,578	2,815,359
Retained deficit	(7,547,885)	(2,415,587)
Total Stockholders' (Deficit)/Equity	(774,090)	402,421
Total Liabilities and Stockholders' (Deficit)/Equity	$1,520,153	$780,267

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three years ended March 31, 2006

	For the year ended March 31,
	2006	2005	2004
Revenue:
Sales, net of returns and allowances	$562,779	$645,336	$292,937
Cost of sales	259,433	349,101	176,061
Gross Profit	303,346	296,235	116,876

Operating Expenses:
Selling, general and administrative	4,234,223	1,418,755	452,086
Depreciation	5,031	8,073	7,590
Bad debts	10,000	47,413	-
Research and development	1,181,487	269,337	58,040
Total Operating Expenses	5,430,741	1,743,578	517,716
Loss From Operations	(5,127,395)	(1,447,343)	(400,840)

Other Income and (Expense):
Other income	600	1,003	382
Interest expense	(6,123)	(71,198)	(87,642)
Loss(gain) on disposal of assets	620	(7,003)	-

Loss before provision for income taxes	(5,132,298)	(1,524,541)	(488,100)

Provision for/(Benefit of) income taxes	-	-	-

Net Operating Loss	$(5,132,298)	$(1,524,541)	$(488,100)

Basic and diluted (loss) per common share:
(Loss) per share	$(0.18)	$(0.07)	$(0.03)
Weighted average common shares outstanding	27,791,574	21,165,290	18,277,317

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders (Deficit)/Equity
For the three years ended March 31, 2006

			Additional
	Common Stock		Paid-in	Retained
	Shares	Par Value	Capital	Deficit	Total

Balance April 1, 2003	1,000,000	$1,000	$127,632	$(402,946)	$(274,314)
Net shares adjustment for Alaco/Wiltex reverse acquisition and liabilities assumed	17,040,000	804	(13,046)		(12,242)
Net share adjustment for EMTA Corp/Omni reverse acquisition and liabilities assumed	237,317	24	(102,917)		(102,893)
Restated Balance April 1, 2003	18,277,317	1,828	11,669	(402,946)	(389,449)
Capital contribution			548,723		548,723
Net loss for the year ended March 31, 2004				(488,100)	(488,100)
Balance March 31, 2004	18,277,317	1,828	560,392	(891,046)	(328,826)
Value of liabilities settled by shareholder			123,326		123,326
Sale of stock	1,960,000	196	299,804		300,000
Conversion of notes	2,702,900	270	1,690,192		1,690,462
Stock grants	3,550,000	355	141,645		142,000
Net loss for year ended March 31, 2005				(1,524,541)	(1,524,541)
Balance March 31, 2005	26,490,217	2,649	2,815,359	(2,415,587)	402,421
Stock grants	1,430,000	143	1,115,257		1,115,400
Common stock sales	1,266,000	127	1,018,373		1,018,500
Conversion of note	533,300	53	324,347		324,400
Stock issued for services	600,000	60	599,940		600,000
Shares issued for purchase of White Sands, L.L.C.	897,487	90	897,397		897,487
Change in par value		28,095	(28,095)
Net loss for the year ended March 31, 2006				(5,132,298)	(5,132,298)
Balance March 31, 2006	31,217,004	$31,217	$6,742,578	$(7,547,885)	$(774,090)

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For the three years ended March 31, 2006

	For the year ended March 31,
	2006	2005	2004
Cash Flows from Operating Activities:
Net Loss	$(5,132,298)	$(1,524,541)	$(488,100)
Adjustments to reconcile net loss to net cash:
provided by operating activities:
Depreciation	5,031	8,073	7,590
Loss (gain) on sale of assets	(620)	7,003	-
Bad debt provision	10,000	47,413	-
Interest paid with common stock	4,449	68,721	-
Shared issued for services	600,000	270,000	-
Stock grants to employees	1,115,400	142,000	-
Payments settled by shareholder	-	51,392	11,066
Changes in assets and liabilities, excluding effects of acquisitions:
Receivables	140,891	(245,677)	(54,243)
Inventories	(232,645)	(211,055)	(4,134)
Prepaid expenses	18,606	(56,641)	-
Other assets	(2,381)	(12,571)	(2,423)
Accounts payable	628,426	229,935	38,554
Accrued liabilities	1,287,003	(8,356)	11,458
Cash used by operating activities	(1,558,138)	(1,234,304)	(480,232)
Investing Activities:
Capital expenditures	(14,302)	(4,893)	(10,425)
Acquisitions of businesses, net cash acquired	7,551	-	-
Proceeds from sales of assets	5 ,844	3,891	-
Cash used by investing activities	(907)	(1,002)	(10,425)
Financing Activities:
Capital contribution, net	-	-	520,839
Net borrowings of short term debt	319,952	1,437,192	-
Repayment of debt	-	(11,910)	(19,750)
Net proceeds from issuance of common stock	1,018,500	30,000	-
Net cash provided by financing activities	1,338,452	1,455,282	501,089
Net increase (decrease) in cash	(220,593)	219,976	10,432
Cash at beginning of period	230,409	10,433	1
Cash at end of period	$9,816	$230,409	$10,433

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$1,675	$2,476	$87,642
Income taxes	$-	$-	$-

Non Cash Activities:
Notes payable converted to common stock	$(319,952)	$(1,670,381)	$(537,657)
Accrued interest paid with common stock		(23,294)
Common stock issued for notes payable and accrued interest	53	270
Additional paid-in capital from conversion of note payable	319,899	1,693,405	537,657
Addition to common stock from change in par value	28,095
Reduction in additional paid-in capital from change in par value	(28,095)
Assets acquired through capital lease			(7,845)
Capital lease for assets acquired			7,845
	$-	$-	$-

See accompanying notes to these consolidated financial statements.

EMTA Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the three years ended March 31, 2006

Note 1 - The Company

The Company - EMTA Holdings, Inc. (which is referred to herein together with its subsidiaries as “Holdings”, ‘the Company”, "we", "us" or "our"), formerly Omni Alliance Group, Inc., was organized and incorporated in the state of Nevada. On March 31, 2006, we changed our name from Omni Alliance Group, Inc. to EMTA Holdings, Inc., and our common stock now trades on the Other-OTC market under the trading symbol "EMHD.PK".

Nature of the Business - We are a specialty energy conservation chemical company that produces and supplies technologies to the global transportation, industrial and consumer markets. These technologies include gasoline, oil and diesel additives for engines and other transportation-related fluids and industrial lubricants.

Acquisitions, Mergers and Reverse Acquisitions - On October 1, 2004, Wiltex A Corporation (“Wiltex”) acquired assets of Alaco Corporation (“Alaco”), a privately held corporation, in exchange for 17,040,000 share of stock of Wiltex and the assumption of certain liabilities. Prior to the exchange, Alaco was taxed as a subchapter-S corporation with tax liability and tax benefits accruing to the shareholders. The shareholders of Alaco received approximately 94% of Wiltex. Therefore the transaction was accounted for as a reverse acquisition whereby Alaco was considered the acquirer. Upon completion of the acquisition, Wiltex changed its name to EMTA Corporation (“EMTA”). The accounting acquirer acquired EMTA with a view to take the Company public, bring in key management after the death of the principal owner, and expand the capabilities of the Company and its products.

Liabilities assumed	$12,242
Net (liabilities) assumed	$(12,242)

On March 31, 2006, Omni Alliance Group, Inc. (“Omni”) declared a reverse stock split of one share for every 233 shares outstanding effective March 30, 2006 and then acquired EMTA Corporation for stock in which the shareholders of EMTA received 99.2% of the aggregate issued and outstanding shares of the surviving corporation resulting in the transaction being accounted for as a reverse acquisition. Omni also changed its name to EMTA Holdings, Inc. on that date. The accounting acquirer acquired Omni in exchange for 237,317 shares of common stock and the assumption of liabilities in order to access to the capital markets through the trading of Omni on the NASDAQ-other (pink sheet) markets as a prerequisite to funding under proposed financing transaction. Omni was not an acquisition of a business under the definitions of U.S. GAAP, since Omni was not an operating company and had no stand alone business activities nor the operating structure to support business. No tangible assets were acquired in the transaction and accordingly the fair market value of the liabilities assumed was charged to additional paid-in capital.

Liabilities assumed, net of stock conversions	$102,894
Net (liabilities) assumed	$(102,894)

Also on March 31, 2006, Holdings purchased for stock all of the assets of White Sands, L.L.C. (“White Sands”) for 897,487 shares of Holdings common stock. The assets and liabilities of White Sands are included in the consolidated balance sheet at March 31, 2006. During 2004 and 2005 White Sands paid the predecessors of EMTA Corporation $13,200 in office rental. Holdings purchased White Sands to expand its specialty energy conservation chemical products lines and to take advantage of the synergies of products in marketing and distribution. The Company acquired cash, accounts receivable and an intangible asset subject to amortization. White Sands was not an acquisition of a business under the definitions of U.S. GAAP, since White Sands did not possess senior management or research personnel to support ongoing operations and other structures necessary to support a stand alone business. The purchase price was allocated to the fair market value of assets acquired and liabilities assumed as follows:

Cash	$7,551
Inventory	3,848
Intangible asset subject to amortization	887,055
Total assets acquired	898,454
Total liabilities assumed	(967)
Net assets acquired	$897,487

Note 2 - Significant Accounting Policies

Consolidation - The consolidated financial statements include the accounts of EMTA Holdings, Inc. and its consolidated subsidiary and wholly-owned limited liability company. All significant intercompany transactions and profits have been eliminated.

Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents - The Company invests its excess cash in short-term investments with various banks and financial institutions. Short-term investments are cash equivalents, as they are part of the cash management activities of the company and are comprised of investments having maturities of three months or less when purchased.

Allowance for Doubtful Accounts -   The Company provides an allowance for doubtful accounts when management estimates collectibility to be uncertain. Accounts receivable are continually reviewed to determine which, if any, accounts are doubtful of collection. In making the determination of the appropriate allowance amount, the Company considers current economic and industry conditions, relationships with each significant customer, overall customer credit-worthiness and historical experience. The allowance for doubtful accounts was $49,625 and $41,900 at March 31, 2006 and 2005, respectively.

Inventories - Inventories are stated at the lower of cost or market value. Cost of inventories is determined by the first-in, first-out (FIFO) method. Obsolete or abandoned inventories are charged to operations in the period that it is determined that the items are not longer viable sales products.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This standard requires that such items be recognized as current-period charges. The standard also establishes the concept of “normal capacity” and requires the allocation of fixed production overhead to inventory based on the normal capacity of the production facilities. Any unallocated overhead must be recognized as an expense in the period incurred. This standard is effective for inventory costs incurred starting January 1, 2006. The company does not believe the adoption of this standard will have a material impact on its financial position, results of operations or cash flows.

Equipment and Computers - Equipment and computers are carried at cost. Repair and maintenance costs are charged against operations while renewals and betterments are capitalized as additions to the related assets. The Company depreciates it equipment and computers on a straight line basis. Estimated useful lives range from 3 to 5 years.

Intangible Assets - Intangible assets consist of patents, trademarks and government approval. For financial statement purposes, identifiable intangible assets with a defined life are being amortized using the straight-line method over the estimated useful lives of the assets. Costs incurred in connection with patent, trademark applications and approvals from governmental agencies such as the Environmental Protection Agency, including legal fees, patent and trademark fees and specific testing costs, are capitalized and amortized over an estimated economic life of the asset, generally seven years, commencing upon the grant or approval date. Costs subsequent to grant date are expensed as incurred.

Impairment of Long-Lived Assets - In accordance with the Statement of Financial Accounting Standards No. 144 (“FAS 144”), “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets, including, but not limited to, property and equipment, patents and other assets, for impairment annually or whenever events or changes in circumstances indicate the carrying amounts of assets may not be recoverable. The carrying value of long-lived assets is assessed for impairment by evaluating operating performance and future undiscounted cash flows of the underlying assets. If the sum of the expected future cash flows of an asset is less than its carrying value, an impairment measurement is required. Impairment charges are recorded to the extent that an asset’s carrying value exceeds fair value. Accordingly, actual results could vary significantly from such estimates. There were no impairment charges during the periods presented.

Revenue Recognition - Revenues are recognized at the time of shipment of products to customers, or at the time of transfer of title, if later, and when collection is reasonably assured. All amounts in a sales transaction billed to a customer related to shipping and handling are reported as revenues.

Provisions for sales discounts and rebates to customers are recorded, based upon the terms of sales contracts, in the same period the related sales are recorded, as a deduction to the sale. Sales discounts and rebates are offered to certain customers to promote customer loyalty and encourage greater product sales.

Components of Cost of Sales - Cost of sales is comprised of raw material costs including freight and duty, inbound handling costs associated with the receipt of raw materials, contract manufacturing costs, third party bottling and packaging, maintenance and storage costs, plant and engineering overhead allocation, terminals and other warehousing costs, and handling costs.

Selling Expenses - Included in selling and general administrative expenses are the commission expenses for both employees and outside sales representatives ranging from 1.5% to 11.5% per dollar of sales. The Company expends significant amounts to advertise and distinguish its products from those of its competitors through the use of in-store advertising, printed media, internet and broadcast media.

Research, Testing and Development - Research, testing and development costs are expensed as incurred. Research and development expenses, including testing, were $1,181,487 in 2006, $269,337 in 2005 and $58,040 in 2004. Costs to acquire in-process research and development (IPR&D) projects that have no alternative future use and that have not yet reached technological feasibility at the date of acquisition are expensed upon acquisition. A substantial portion of the 2006 research and development costs were related to testing of one of the Company’s products for use in commercial heavy equipment applications.

Income Taxes - We provide for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of the assets and liabilities.

Concentrations of Credit Risks— Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Although the amount of credit exposure to any one institution may exceed federally insured amounts, the Company limits its cash investments to high-quality financial institutions in order to minimize its credit risk. With respect to accounts receivable, such receivables are primarily from retailers located in the United States. The Company extends credit based on an evaluation of the customer's financial condition, generally without requiring collateral. Exposure to losses on receivables is dependent on each customer's financial condition. At March 31, 2006, 3 retail and auto parts customers represented 68.5% of the gross accounts receivable with one customer representing 44.8% of gross sales. These customers represent major retail chains in the United States and the Company has evaluated the credit risk of each of these customers to low.

Segment Information

We operate in one industry segment, the development, manufacture and sale of private and commercial vehicle energy efficient enhancement products. These products are designed to extend engine life, promote fuel efficiency and reduce emissions. At March 31, 2006 only one product was being marketed by the Company and sales were predominantly in the United States of America.

New Accounting Standards—Several accounting pronouncements by the Financial Standards Accounting Board ("FASB") became effective in fiscal year 2005 or are expected to become effective in fiscal year 2006.

In December 2004, the FASB issued Statement No. 123 (revised 2004) ("FAS 123(R)"), "Accounting for Share-Based Payments". FAS 123(R) requires all entities to recognize compensation expense in an amount equal to the fair value of share-based payments, such as stock options granted to employees. The Company has adopted FAS 123(R) on the fair-value-based method using the modified prospective application as of the first annual reporting period that begins after December 31, 2005. In this case the Company has adopted FAS 123(R) for its fiscal year ended March 31, 2007. Grants of employee shares were valued at the fair value of the grants based on comparable sales to private parties during the year ended March 31, 2006. The Company has no outstanding employee share-based payments at March 31, 2006 or 2005.

In November 2004, the FASB issued FASB Statement No. 151, which revised ARB No. 43, relating to inventory costs. This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). This statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43. In addition, this Statement requires that the allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. The Company has contracted substantially all manufacturing operations to third parties with fixed contracts.

In May 2005, the FASB issued Statement No. 154, "Accounting Changes & Error Corrections", which replaced APB Opinion No. 20 and FASB Statement No. 3. This statement changes the requirements for accounting and reporting of a voluntary change in accounting principle and changes required by an accounting pronouncement when the specific transition provisions are absent. This statement requires retrospective application to prior period's financial statements of changes in accounting principle. If it is impracticable to determine either the period-specific effect or the cumulative effect of the change, this statement requires that the new accounting principle be adopted prospectively from the earliest practicable date. SFAS No. 154 is effective in the period that begins after December 15, 2005, and early adoption is permitted in the fiscal years beginning after SFAS No. 154 was issued. The Company does not expect the new statement will have any material impact on our financial position and results of operations.

Litigation - The Company is and may become a party in routine legal actions or proceedings in the ordinary course of its business. The Company is a defendant in one case for the payment of advertising costs in which the Company does not believe that the services were adequately performed. Management does not believe that the outcome of this routine matter will have a material adverse effect on the Company's consolidated financial position or results of operations.

Environmental—The Company's operations are subject to extensive federal, state and local laws, regulations and ordinances in the United States relating to the generation, storage, handling, emission, transportation and discharge of certain materials, substances and waste into the environment, and various other health and safety matters. Governmental authorities have the power to enforce compliance with their regulations, and violators may be subject to fines, injunctions or both. The Company must devote substantial financial resources to ensure compliance, and it believes that it is in substantial compliance with all the applicable laws and regulations.

Note 3 - Inventories

Inventory consists of finished goods, work in process and raw material as follows

	2006	2005

Finished goods	$336,479	$192,249
Consigned Inventory	69,114	-
Raw material	47,983	24,834
	$453,576	$217,083

Note 4 - Equipment and Computers

At March 31, 2006 and 2005 equipment and computers consisted of the following:

	2006	2005
Equipment and computers	$21,492	$12,945
Less accumulated depreciation	8,812	4,312
Net equipment and Computers	$12,680	$8,633

During the years ended March 31, 2006, 2005 and 2004 depreciation expense was $5,031, $8,073 and $7,590, respectively.

Note 5 - Intangible Assets

Intangible assets consist of technology of production and license rights under the Environmental Protection Agency to market one of the products acquired in the acquisition of White Sands, L.L.C. on March 31, 2006. The Company intends to market the related products as soon as production and marketing strategies can be completed. The Company will amortize this investment over its estimated useful life of seven years on a straight line basis.

Note 6 - Accrued Liabilities

Accrued liabilities consist of the following as of March 31, 2006 and 2005:

	March 31, 2006		March 31, 2005
	Current Portion	Long-term Portion	Current Portion	Long-term Portion
Accrued marketing and advertising	$300,000
Accrued reimbursement to product testing partner	100,000	$878,151
Other	9,655		$803
	$409,655	$878,151	$803	$-

As part of our testing of products and new applications the Company agreed to reimburse one of our testing partners for the costs incurred in such testing.

Note 7 - Income Taxes

Through March 31, 2006, we recorded a valuation allowance of $2,569,465 million against deferred income tax assets primarily associated with tax loss carry forwards. Our significant operating losses experienced in prior years establishes a presumption that realization of these income tax benefits does not meet a “more likely than not” standard.

We have net operating loss carry forwards of approximately $6,656,839. Our net operating loss carry forwards will expire in 2025 and 2026.

Significant components of our deferred tax assets and liabilities at the balance sheet dates were as follows:

	March 31,
	2006	2005	2004
Deferred Tax Assets and Liabilities
Deferred tax assets:
Net operating loss carryforwards	$2,547,305	$570,155	$-
Allowance for doubtful accounts	22,161	18,301	-
Total	2,569,466	588,456	-
Less: Valuation allowance	(2,569,466)	(588,456)	-
Total deferred tax assets	-	-	-
Total deferred tax liabilities	-	-	-
Net deferred tax liabilities	$-	$-	$-

A reconciliation of the federal statutory rate to the effective tax rate is as follows:

	Fiscal Years Ended March 31,
	2006	2005	2004
Reconciliation
Income tax credit at statutory rate	$(1,744,981)	$(518,344)	$-
Effect of state income taxes	(236,029)	(70,112)	-
Valuation allowance	1,981,010	588,456	-
Income taxes (credit)	$-	$-	$-

The results of operations prior to April 1, 2004 were not within the consolidated group or were taxed to the then equity holders of the entities. Therefore no tax benefit or expense for those periods is presented.

Future realization of the net operating losses is dependent on generating sufficient taxable income prior to their expiration. Tax effects are based on a 34% Federal income tax rate. The net operating losses expire as follows:

Amount
Expiration
2025	$1,524,541
2026	5,132,298
Total net operating loss available	$6,656,839

Note 8 - Commitments and contingencies

Concentration of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company periodically evaluates the credit worthiness of financial institutions, and maintains cash accounts only in large high quality financial institutions, thereby minimizing exposure for deposits in excess of federally insured amounts.

Lease Commitments

Subsequent to March 31, 2006, the Company entered into a lease agreement for office space in Scottsdale, Arizona. The lease commitment was for 5 years with annual payments as follows:

2007	$73,156
2008	75,350
2009	77,611
20010	79,939
20011	82,337
$388,393

Note 9 - Company Stock

Preferred Stock

At March 31, 2006, the Company had 1,000,000 shares of $0.001 par value authorized and no outstanding or issued shares.

Common Stock

In conjunction with the Wiltex A, Alaco acquisition on October 1, 2004, in which Wiltex A was a non-business shell and the Alaco was the accounting acquirer, adjusted its outstanding shares by 17,040,000 shares as of the earliest period presented, April 1, 2003. In order to facilitate this transaction, one of the shareholders of Alaco settled certain obligations of the Company by payments to third parties.

In conjunction with the EMTA Corporation, Omni acquisition on March 31, 2006, in which Omni was a non-business shell and EMTA Corporation was the accounting acquirer, adjusted its outstanding shares by 237,317 shares as of the earliest period presented, April 1, 2003.

On October 1, 2004, the Company sold 1,960,000 shares of stock valued at $300,000 in exchange for $30,000 cash and $270,000 of research and technical data which was expensed during 2006. Also, on September 15, 2004 in conjunction with the Company’s plans to become a public company and its efforts to attract and retain qualified employees granted 3,550,000 shares of stock, these shares were valued by the Board of Directors based on their estimated intrinsic value of $0.04 after consideration of the deficit equity of the private Company, lack of an operating plan, management and operators, and lack of a public market for its shares at the time the commitments were made. On March 31, 2005, lenders affiliated with shareholders of the Company converted $1,690,462 of debt to 2,702,900 shares of common stock at a rate of $0.63 per share.

During 2006, the Company granted additional shares to employees as follows: September 30, 2005, 600,000 shares at $0.78 per share, December 31, 2005, 400,000 shares at $0.78 per share and March 31, 2006, 430,000 shares at $0.78 to attract and retain necessary employees. The price per share approximates the average share price of the stock sold or delivered for services since there was no active trading market for the shares at the dates of the grants.

On March 31, 2006, the Company issued 600,000 shares valued at $1.00 per share in conjunction with a three year advertising campaign.

Also during 2006, the lender affiliated with a shareholder converted an additional $324,400 of debt and accrued interest to 533,300 shares of common stock at a rate of $0.61 per share.

During the year ended March 31, 2006 the Company sold 1,266,000 shares to 24 investors resulting net proceeds to the Company of $1,018,500 as follows:

Transaction Date	Shares	Per Share	Proceeds

June 21, 2005	40,000	$1.00	$40,000
July 12, 2005	45,000	$1.00	45,000
July 28, 2005	75,000	$1.00	75,000
August 30, 2005	10,000	$1.00	10,000
September 2, 2005	75,000	$1.00	75,000
September 6, 2005	10,000	$1.00	10,000
September 15, 2005	20,000	$1.00	20,000
September 19, 2005	15,000	$1.00	15,000
September 28, 2005	30,000	$1.00	30,000
October 18, 2005	20,000	$1.00	20,000
October 21, 2005	11,000	$1.00	11,000
November 7, 2005	5,000	$1.00	5,000
November 17, 2005	245,000	$1.00	245,000
November 22, 2005	5,000	$1.00	5,000
December 14, 2005	650,000	$0.62	402,500
December 19, 2005	10,000	$1.00	10,000
	1,266,000		$1,018,500

On March 31, 2006 the Company issued 897,487 shares of common stock for the purchase of White Sands, L.L.C.

Prior to the Omni Alliance Group/EMTA Corporation transaction and before the exchange of EMTA Corporation shares for Omni, the par value of the shares of EMTA Corporation had been $0.0001. In conjunction with the exchange with Omni, the legal acquirer, the new par value based on Omni’s statutory par value was $0.001. As a result, the Company recorded an allocation from additional paid-in capital to common stock of $28,095,

Warrants

During 2006, the Company issued 75,000 warrants in conjunction with its private placement for common stock. The warrants entitled the investors to purchase 75,000 restricted common shares at $1.25 per share until December 19, 2007. At the time of the issuance of the warrants there was no active trading market in the Company’s stock. No warrants were exercised during 2006.

At March 31, 2006 the status of outstanding warrants is as follows:

Issue Date	Shares Exercisable	Weighted Average Exercise Price	Expiration Date
December 19, 2005	75,000	$1.25	December 19, 2007

Note 10 - Earnings (Loss) Per Share

Basic income (loss) per common share is computed by dividing the results of operations by the weighted average number of shares outstanding during the period. For purposes of the determining the number of shares outstanding the shares received by the acquirer in the reverse acquisition are treated as outstanding for all periods prior to the transaction.

Diluted income (loss) earnings per common share adjusts basic income (loss) per common share for the effects of convertible securities, stock options, warrants and other potentially dilutive financial instruments only in periods in which such effect is dilutive. No instruments were dilutive at March 31, 2006, 2005 or 2004.

Note 11 - Subsequent Events

In April 29, 2006, the Company entered into an agreement whereby it would issued 6% secured convertible notes in the aggregate principal amount of $3,000,000 which are convertible into common shares of the Company at the lender’s option based on a range of 50% to 60% of the then current market price at the time of the conversion election. The Company has the right at any time that the stock is trading below $5.00 per share to call the notes at a prepayment premium ranging from 20% in the first 30 days after issuance to 40% after 60 days of issuance.

The lenders were issued warrants to purchase 7,000,000 shares of common stock at a price of $2.50 per share. The Company also issued warrants to a broker in the transaction for the exercise of 32,000 shares of common stock at an exercise price of $2.50.These warrants expire if not exercised on April 29, 2013.

On April 29, 2006, the initial funding of $800,000 was received by the Company. The next funding of $700,000 under the arrangement is due when the Company files a registration statement to become a fully reporting company and the balance is due when the registration statement becomes effective.

As a result of the Company not having filed the registration statement within 30 days of the execution of the loan agreement, the parties agreed that the Company would issue warrants to purchase an additional 5,000,000 shares of the Company’s common stock at $2.50 per share. The warrants expire if not exercised on April 29, 2013.

All of the warrants are subject to adjustment of the exercise price as follows: 1) if the trading price of the stock is in excess of $2.00 no adjustment is made, if the trading price is less than $2.00 based on the volume weighted average price over each of the five days prior to the 15 th, 30 th, 45 th, and 60 th days after the effective date, the exercise price will be 125% of such volume weighted average price.

The lender is limited to conversion of $80,000 per month of principal amount. The Company has reserved a sufficient number of its common shares to meet these obligations.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada General Corporation Law and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by Registrant in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$1,896
Accounting Fees and Expenses	$50,000	*
Legal Fees and Expenses	$60,000	*
Total	$111,896

*Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following securities issuances occurred prior to the 1-for-233 reverse stock split effected March 31, 2006, and the share amounts presented below have been adjusted to reflect the effect of such reverse split.

•
On July 20, 2004, the Company issued 8,584 common shares in conjunction with a proposed acquisition that was not completed and delivered an additional 1,288 common shares to a consultant in the proposed transaction valued at $290,730

•	On September 10, 2004 the Company issued 9,012 common shares for legal and consulting services valued at $265,403.
•	On October 5, 2004, the Company sold on a private placement subscription to a sophisticated corporate investor 215 common shares for $12,500.
•	On January 10, 2005, the Company granted 5 management employees 23,176 common shares and outside consultants 11,803 common shares valued at $222,120
•	On February 15, 2005, the Company issued 215 common shares to a private lender in conjunction with his loan to the Company valued at $1,365.
•	Also on February 15, 2005, the Company issued an additional 601 common shares to two additional employees valued at $3,816

For each sale of these securities we relied on either the exemption from registration provided for accredited investors pursuant to Rule 506 of Regulation D, or Section 4(2) of the Securities Act of 1933, as amended.

ITEM 27. EXHIBITS

Number	Exhibit
3.1	Certificate of Incorporation*

3.2	By-Laws*

4.1	Form of Callable Secured Convertible Note*

4.2	Form of Stock Purchase Warrant*

4.3	Amendment to Warrant*

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Agreement, dated October 1, 2004, between EMTA Corp. and Corporate Architects, Inc.*

10.2	Agreement, dated June 15, 2006, between the Company and James Marshall*

10.3	Securities Purchase Agreement, dated April 28, 2006, by and among the Company, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.*

10.4	Registration Rights Agreement, dated April 28, 2006, by and among the Company, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.*

10.5	Security Agreement, dated as of April 28, 2006, by and among the Company, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.*

10.6
Intellectual Property Security Agreement, dated April 28, 2006, by and among the Company,AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.*

10.7
Amendment No. 1 dated August 9, 2006, to Registration Rights Agreement, dated April 28, 2006, by and among the Company, AJW Offshore, Ltd., AJW Qualified Partners, LLC, AJW Partners, LLC and New Millennium Capital Partners II, LLC.*

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

23.2	Consent of Killman, Murell & Company, P.C.

*   Filed previously

ITEM 28. UNDERTAKINGS The undersigned registrant hereby undertakes:

1. file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	include any propectus required by Section 10(a)(3) Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, That:

A. Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B. Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

5. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i	If the registrant is relying on Rule 430B (?230.430B of this chapter):

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(3), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on this October 31, 2006.

EMTA HOLDINGS, INC.

Date: October 31, 2006	By:	/s/ Edmond L. Lonergan
Edmond L. Lonergan

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edmond Lonergan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edmond L. Lonergan	Chief Executive Officer and Director	October 31, 2006
Edmond L. Lonergan	(Principal Executive Officer)

/s/ James C. Marshall	Chief Financial Officer	October 31, 2006
James C. Marshall	(Principal Financial and Accounting Officer)

/s/ Ed Miller	Director	October 31, 2006
Ed Miller

/s/ Pat Choate	Director	October 31, 2006
Pat Choate